Exhibit 10.1

LEASE AGREEMENT

THIS LEASE, dated the 27th day of August, 2014 by and between WILMINGTON INVESTORS, LLC, a Delaware limited liability company, with an address at 111 Magee Avenue, Lavallette, New Jersey 08735 (“Landlord”); and PC CONNECTION, INC., a Delaware corporation, with offices at 730 Milford Road, Merrimack, New Hampshire 03054 (“Tenant”).

W I T N E S S E T H:

ARTICLE I

Demise of Premises

Section 1.01. Landlord, for and in consideration of the rents to be paid and of the covenants and agreements hereinafter contained to be kept and performed by Tenant, hereby demises and leases unto Tenant, and Tenant hereby hires and takes from Landlord, for the Term (as defined below) and the Rent (as defined below) and upon the covenants and agreements hereinafter set forth, all of the (i) parcel of land consisting of approximately 8.97 acres and more particularly described on Exhibit A annexed hereto (the “Land”) and (ii) the buildings and improvements currently situated on the Land, including that certain building containing approximately 268,000 square feet of rental space (the “Building”), which Building is depicted on the ALTA/ACSM LAND Survey dated May 25, 2010 prepared by EMHT annexed hereto as Exhibit B The Land, the improvements and buildings located on the Land, including without limitation the Building, are collectively referred to herein as the “Demised Premises.” The Demised Building is commonly known as 3188 Progress Way, Building 11, Wilmington, Ohio; and also known as Parcel Number 290200303000000.

Section 1.02. (a) Subject to the terms of this Section 1.02, each of the parties are reserved a one-time right to retain, at its sole cost and expense, a professional surveyor to measure the exact and actual square footage of rental space in the Building (the Survey Right”). A party may exercise the Survey Right by advising the other in writing of its intention to retain a professional surveyor for such purpose (the “Survey Notice”), which Survey Notice shall contain the name and address of the surveyor (the “Moving Surveyor”) and must be delivered to the other party not later than June 1, 2015, Time Being of the Essence. The failure of a party to deliver the Survey Notice prior to June 1, 2015 shall be deemed an irrevocable waiver of its Survey Right. If a party receives a timely delivered Survey Notice, such party may, but is not obligated to, retain at its own cost and expense, a professional surveyor to measure the exact and actual square footage of rental space in the Building (the “Responding Survey Right”); provided however, such party must deliver notice of such intention within ten (10) days of receipt of the Survey Notice (the “Responding Notice”), Time Being of the Essence, and contain the name and address of the surveyor (the “Responding Surveyor”). The failure of a party to timely submit a Responding Notice shall be deemed an irrevocable waiver of both its Responding Survey Right and any unexpired Survey Right.

(b) The survey(s) to be conducted pursuant to a timely exercised Survey Right or Responding Survey Right, shall be completed with fifteen (15) days of issuance of the Survey Notice or Responding Survey Notice, as applicable and the survey shall be delivered to the other party within twenty (20) days of issuance of the Survey Notice or Responding Survey Notice, as applicable, Time Being of the Essence. The failure of a party to timely submit a survey within the time provided hereunder shall be deemed an irrevocable waiver of its applicable Survey Right or Responding Survey Right, provided that a party was not prevented from exercising its Survey Right in a timely fashion by the other party.

(c) In the event that the discrepancy between the square footage of rental space in the Building measured by the Moving Surveyor and the Responding Surveyor is less than 1000 square feet, the discrepancy shall be split in half and the measurement as is adjusted be deemed the actual and exact square footage of rental space in the Building.

(d) In the event that there is a material discrepancy (more than 1000 square feet) between the square footage or rental space in the Building measured by the Moving Surveyor and the Responding Surveyor, the following procedure shall follow: (i) First, the Moving Surveyor and the Responding Surveyor shall meet and attempt to reconcile the difference and agree on the square footage or rental space in the Building, such agreement being binding on the parties. The Moving Surveyor and the Responding Surveyor shall meet and complete this attempt to reconcile such difference not later than August 1, 2015; and (ii) In the event that the Moving Surveyor and the Responding Surveyor cannot reconcile the difference in the respective measurements of the square feet of rental space in the Building by August 1, 2015, the Moving Surveyor and the Responding Surveyor shall select a third surveyor who shall conduct a new measurement and such measurement shall be binding on the parties.

(e) In the event that reconciliation of any discrepancy in the measurement of the square feet of rental space in the Building under (d) above is not completed as of September 1, 2015, the Monthly Basic Rent due commencing September 1, 2015 shall be paid in accordance with Section 3.01 until such time as the discrepancy is reconciled and the Annual Basic Rent is recalculated using the revised measurement of square feet of rental space in the Building. In the event that the recalculation of the Rent results in an excess payment or a deficient payment for any monthly rent paid in accordance with the Section 3.01 Rent schedule, such excess or deficiency, as applicable, shall be satisfied by the responsible party within ten (10) days of the Rent recalculation.

(f) In the event that no Survey Right is timely exercised the square footage of rental space in the Building shall be deemed to be 268,000.

(g) In the event one party has exercised its Survey Right and the other party has failed to exercise its responding Survey Right, or in the event on party has failed to timely delivery its survey as set forth in subsection (b) above, then the square footage of rental space in the Building shall be deemed to be either the number set forth in (f) above, or the number set forth in the completed Survey.

ARTICLE II

Term of Lease

Section 2.01. The term of this Lease and the demise of the Demised Building shall be for One Hundred and Twenty (120) months beginning September 1, 2015 (the “Commencement Date”) and ending on August 31, 2025, which term is hereinafter called the “Term” or “Lease Term”. As used herein, the term “Lease Year” means (a) each twelve (12)-month period commencing on the Commencement Date, and (b) each successive period of twelve (12) calendar months thereafter during the Term. Reference is made to the form of Declaration of Commencement Date (the “Declaration”) attached hereto as Exhibit C. After the Commencement Date, Landlord shall complete the Declaration and deliver the completed Declaration to Tenant. Within thirty (30) days after Tenant receives the completed Declaration from Landlord, Tenant shall execute and return the Declaration to Landlord to confirm the Commencement Date and the Term. Failure to execute the Declaration shall not affect the commencement or expiration of the Term. If Tenant fails or otherwise refuses to execute the Declaration in accordance with this section of the Lease, and provided such failure continues for a period of two (2) business days following tenant’s receipt of a second notice of such failure, then Tenant shall be deemed to have accepted the date of commencement set forth in the Declaration and the matters contained therein, and Tenant shall be estopped from raising any claims which are contrary to the statements set forth in the Declaration.

Section 2.02. Consent for Limited Access by Tenant. Strictly for the purpose of installing Tenant’s equipment and support systems in advance of occupancy, including cabling, wiring, security, and furniture (the “Tenant’s Work) , Tenant may enter the Premises during Normal Business Hours from time to time prior to the Commencement Date (the “Limited Access Period”) to commence, at Tenant’s sole cost and expense, the Tenant’s Work. Tenant’s Work shall not include any structural modifications to the Demised Building and shall not interfere with

Landlord’s installation of the “Landlord’s Improvements” (defined below in Section 4.01) to the Demised Building to be undertaken by the Landlord at its sole cost and expense as set forth on Exhibit D (Tenant shall be responsible to repair any damage to the Demised Building caused by the acts or omissions of the Tenant, or its contractors, agents or vendors. Prior to, and as a condition of such access, Tenant shall execute the Early Entry License Agreement annexed hereto as Exhibit E, and deliver to Landlord proof of the insurance required under Article VIII of the Lease.

At all times until the actual Commencement Date, Landlord will have the exclusive right to control and occupy the premises and Tenant’s access is strictly a limited right to enter the Premises as an licensee to undertake the installations mentioned above. Tenant will at all time coordinate its installation activities with the Landlord. Tenant will abide by all safety, environmental, and other rules established by Landlord. Tenant will hold Landlord harmless from any acts or omissions while undertaking the tasks contemplated by this section. Landlord will hold Tenant harmless from any acts or omissions on its part. Tenant’s right to occupy the Premises and its obligations to pay rent and undertake the other responsibilities under the Lease will commence as defined in Exhibit “C” Declaration of Commencement Date.

All of the terms of the Lease, with the exception of the payment of Base Rent and Additional Rent, shall apply to the Limited Access Period and Tenant shall comply with all such provisions. In the event Tenant shall be entitled to such limited access, Landlord and Tenant shall coordinate the performance of their work in accordance with good construction practices and each shall use reasonable efforts to avoid interference with the conduct of any work being performed by the other in the Demised Premises. The failure by Tenant to exercise early access under this Section 2.02 shall not be deemed a Tenant Delay.

Section 2.03. Delays.

(i) Except as provided in subsection (ii) immediately below, in the event that Landlord’s delivery of the Building to Tenant is delayed for any reason, this Lease shall remain in full force and effect and Tenant shall have no claim against Landlord by reason of any such delay; provided however if Tenant is denied Limited Access to the Demised Building by the Landlord as of April 1, 2015 and Landlord has not substantially completed the Landlord’s Improvements on or before June 1, 2015, (collectively a “Landlord Delay”), and provided such denial or delay is not the result of Force Majeure or Tenant Delay as defined below, commencing on September 1, 2015, Tenant shall be entitled to a rent abatement in an amount equal to the per diem rent rate (i.e. annual basic rent divided by 365) for each day of Landlord Delay until the Landlord Delay is cured.

(ii) In addition, if Landlord has not substantially completed the Landlord’s Improvements on or before August 1, 2015, and provided failure to substantially complete is not the result of Force Majeure or Tenant Delay as defined below, Tenant may on ten (10) days’ written notice to Landlord terminate this Lease, provided however, if such notice of termination is delivered to the Landlord after the occurrence of substantial completion of the Landlord’s Improvements, such notice of termination shall be of no force or effect.

(iii) The access and completion time periods set forth in Sections (i) and (ii) immediately above are predicated on this Lease being fully executed on or before August 31, 2014. In the event the Lease is not executed on or before August 31, 2014, the access and delivery dates set forth in Sections (i) and (ii) immediately above shall be extended one day for each day following August 31, 2014, until the Lease is fully executed.

(iv) Landlord shall immediately provide written notice to Tenant of any Tenant Delay. Additionally, all time periods for delivery of the Building and all rights and obligations triggered by a time period based on a specified delivery period (including but not limited to the right to terminate or receive holdover payments as set forth in section (i) immediately above), shall be extended by one (1) day for each day of Tenant Delay commencing from the occurrence of the Tenant Delay and continuing until such Tenant Delay is cured. A “Tenant Delay” shall mean and will be deemed to have occurred if the completion of the Tenant Improvements is delayed due to any act or omission by Tenant or any party acting on behalf of Tenant, including but not limited to, delays due to changes in or additions to the Tenant Improvements requested by Tenant, delays in submission of information or estimates, delays in giving authorizations or approvals, or delays due to the postponement of any work at the request of Tenant.

Section 2.04. Option for Early Termination.

(i) Provided that Tenant is not in default in the performance or observance of any of its obligations pursuant to this Lease beyond the expiration of any applicable notice and cure periods, Tenant shall have the one (1) time right to terminate this Lease by sending Landlord written notice of Tenant’s election to terminate the Lease following the expiration of the seventh (7th) Lease Year. Tenant shall send Landlord notice of its intent to termination the Lease not less than six (6) months prior to the expiration of the seventh (7th) Lease Year (the “Termination Notice”), TIME BEING OF THE ESSENCE. The termination date shall be the expiration of the seventh (7th) Lease Year (the “Early Termination Date”) and Tenant shall continue to pay all Rent and other sums due under the Lease up and through the Early Termination Date. Tenant’s termination right is further contingent upon receipt of payment and satisfaction in full of the following: an amount equal to the Landlord’s unamortized Transaction Costs to be paid within ten (10) days following Tenant’s receipt of Landlord’s statement of the amount of the Unamortized Transaction Costs. The failure to satisfy in full the aforesaid conditions strictly in accordance with the preceding sentence shall render the Termination Notice of no force or effect. “Transaction Costs” shall mean the costs in connection with this Lease, which shall include but not be limited to Broker commissions, and the cost of the Fit Up Work together with interest on such costs at the rate of 8% per annum calculated from the date any such cost was incurred by Lender. The Transaction Costs shall be amortized over the Term of the Lease. As soon as possible following the Commencement Date, Landlord shall deliver to Tenant a schedule of each of the Transaction Costs and an Amortization Schedule showing the unamortized transaction cost balance on a monthly basis throughout the Initial Term of the Lease.

ARTICLE III

Rent

Section 3.01. Tenant shall pay to Landlord, during the Term without counterclaim, deduction or setoff, except as specifically set forth in this Lease, basic rent payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

Section 3.02. The Basic Rent shall accrue as follows:

Lease Year	Annual Basic Rent	Monthly Basic Rent	SF Rate
9/1/2015 to 2/28/2017	$670,000.00	$55,833.33	2.50/sf
3/1/2017 to 8/31/2018	$696,800.00	$58,066.66	2.60/sf
9/1/2018 to 8/31/2020	$723,600.00	$60,300.00	2.70/sf
9/1/2020 to 8/31/2022	$750,400.00	$62,533.33	2.80/sf
9/1/2022 to 8/31/2024	$777,200.00	$64,766.66	2.90/sf
9/1/2024 to 8/31/2025	$804,000.00	$67,000.00	3.00/sf

The foregoing Basic Rent shall be paid in monthly installments (the “Monthly Basic Rent”) on the first day of each month during the Lease Year except that a proportionately lesser sum may be paid for the first and last months of the Term of this Lease if the Term commences on a date other than the first day of the month, in accordance with the provisions of this Lease hereinafter set forth. As used in this Lease, Basic Rent shall mean either Annual Basic Rent or Monthly Basic Rent, as appropriate. The Monthly Basic Rent and Additional Rent, (as defined below) if any, shall be payable at the office of Landlord, at the address above set forth, or as may otherwise be directed by notice from Landlord to Tenant.

The foregoing Basic Rent schedule is based on 268,000 square feet of rental space in the Building. In the event that the measurement of the Building under Section 1.02 results in a revised measurement of square feet of rental space in the Building, Basic Rent shall be recalculated by multiplying the designated SF Rate by the revised measurement square feet of rental space in the Building.

Section 3.03. Tenant shall, and will, during the Term well and truly pay, or cause to be paid, to Landlord, the Monthly Basic Rent as herein provided and all other sums that may become due and payable by Tenant, hereunder, at the time and in the manner herein provided, without counterclaim, offset or deduction and all other sums due and payable by Tenant hereunder may, at Landlord’s option, be deemed to be, and treated as, Additional Rent, and added to any Monthly Basic Rent due and payable by Tenant hereunder, and, in the event of nonpayment of such other sums, Landlord shall have all the rights and remedies herein provided for in the case of the nonpayment of rent, or of a breach of any covenant to be performed by Tenant.

Section 3.04. (a) Basic Rent payable by Tenant pursuant to this Lease is intended to be absolutely net to Landlord, and all other charges and expenses imposed upon the Demised Building or incurred in connection with its use, occupancy, care, maintenance, operation, management and control, including but not limited to the charges and expenses payable pursuant to Articles VII and VIII of this Lease and Sections 3.07 and 3.08 below, shall be paid by Tenant as Additional Rent, excepting liens resulting from acts or omissions of Landlord and other payments to be paid or obligations undertaken by Landlord as specifically provided in this Lease. Notwithstanding the foregoing, in no event shall Tenant be liable for any of the following: (a) payments of principal, interest, loan fees, penalties, attorneys’ fees and other costs relating to any mortgage or any loans obtained by Landlord in connection with the Demised Premises; (b) leasing commissions, legal fees (other than those in connection with reletting the Demised Building in the event of a default by Tenant) and advertising and promotional costs and any other sums paid by Landlord in connection with the Demised Building (other than those in connection with reletting the Demised Building in the event of a default by Tenant); (c) depreciation of the Demised Premises, and all equipment, fixtures, improvements, and facilities used in connection therewith; (d) any fees for the management of the Demised Building which are in excess of the annual amount equal to three percent (3%) of the gross rental revenue due under the Lease; (e) any amounts which Landlord receives reimbursement from other sources; (f) any expense payable to affiliates of Landlord to the extent such amount is in excess of competitive market rates; (g) charitable or political contributions; (h) wages, salaries benefits, perquisites and compensation paid or given to (i) executives, shareholders, members, officers, directors or partners of Landlord or (ii) any principal or partner of the entity from time to time comprising Landlord; (i) costs of repairs, restoration, replacements or other work for which Landlord is responsible under the Lease; (j) any expense with respect to any capital improvements to the parking and driveway areas, structure components of the Building, roof and floor slab of the Building,; or (k) any other cost or expense excluded by this Lease.

Section 3.05. Notwithstanding anything to the contrary herein, the total cost of controllable Operating Expenses incurred in the connection with the Demised Building shall not increase more than five (5%) per cent for any lease year. Controllable Operating Expenses shall not include Real Estate Taxes (payable as Additional Rent under Article 7), Insurance Premium reimbursement (payable as Additional Rent under Article 7), and that portion of Additional Rent pursuant to Sections 3.07 and 3.08 below that are Real Estate Taxes, Insurance Premiums, snow removal or utility expenses; and the five (5%) cap on annual increases shall not apply to snow removal, Real Estate Taxes and Insurance Premiums.

Section 3.06. Tenant shall pay Rent to Landlord promptly when due, without notice or demand, and without counterclaim, abatement, deduction or setoff (except as otherwise expressly provided herein), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. No payment by Tenant, or receipt or acceptance by Landlord of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord.

Section 3.07. (a) Tenant shall pay as Additional Rent its share of the actual out-of-pocket operational cost of the Pump Station serving the Demised Premises. Tenant share of such cost is 17.11% and payment shall be due the first of the month following the invoice thereof by Landlord to Tenant of the amount due.

(b) Tenant shall pay as Additional Rent 100% of the cost and expense of (i) snow and ice removal from the driveway and parking area that is part of the Demised Premises, and (ii) landscaping on the Demised Premises, which activities shall be performed by a contractor retained by Landlord. Payment shall be due the first of the month following the invoice thereof by Landlord to Tenant of the amount due.

Section 3.08. Tenant shall pay as Additional Rent its share of the Park Common Area Operating Expenses (as defined below) of the Park Common Area. The term “Park Common Area” shall mean for all purposes of this Lease the parking area, driveways, private streets and alleys, landscaping, curbs, loading area, sidewalks and exterior lighting facilities for the common use of all tenants of the Wilmington Commerce Park and further identified and designated as such in Exhibit F. Tenant shall have no right to use the Park Common Area for storage of pallets or other storage purposes. Landlord shall maintain the Park Common Area and keep the same in good order and repair including lighting and landscaping. The reasonable third-party out-of-pocket costs incurred by Landlord for operating, maintaining and managing the Park Common Area (the “Park Common Area Operating Expenses”) including, but not limited to costs of insurance, taxes, landscaping, maintenance of parking lots, sidewalks and roadways (including without limitation snow removal, resurfacing, restriping and resealing), maintenance and repair of parking lot lights and fixtures, waste disposal, licenses, permits and inspection fees, salaries and wages, employee benefits, payroll taxes, reasonable accounting, auditing and legal expenses, and management fees (management fees shall not exceed 3% of the total annual operation and maintenance expenses for the Park Common Area). Common Area Operating Expenses shall exclude any capital improvements beyond reasonable maintenance and repair of the Park Common Area. Tenant’s proportionate share of the Park Common Area Operating Expenses is 52.4%. Landlord may temporarily close any part of the common area for any period necessary to make repairs or alterations or to prevent the public from obtaining prescriptive rights provided that Tenant’s access to, and use of, the Demised Building shall not be adversely affected. Tenants share of the Park Common Area Operating Expenses such cost will be deemed to be additional rent and shall be due the first of the month following the invoice thereof by Landlord to Tenant of the amount due.

Section 3.09. One-time Administrative Fee. Tenant shall pay to Landlord a one-time, non-recurring, administrative charge of not to exceed Fifty Thousand Dollars ($50,000.00). On the Commencement Date, Landlord shall issue an invoice to Tenant for the administrative charge. Tenant shall pay Landlord the amount set forth in such invoice within thirty (30) days of receipt of such invoice.

ARTICLE IV

The Demised Premises

Section 4.01. Landlord agrees that it shall construct or cause to be constructed the Landlord’s Improvements, at its sole cost and expense, and in accordance with the scope of work set forth on Exhibit D inclusive of all permitting and fees. The Landlord’s Improvements include in addition to general improvements to the Building, specific fit up work expressly installed for the benefit of the Tenant (the “Fit Up Work”). The Fit Up Work shall be specifically identified and designated (including the cost thereof) by the architect on Exhibit D. For purposes of clarification, the Landlord’s Improvements, and in particular the Fit Up Work, do not include the work to be installed by the Tenant, at its sole cost and expense during the Early Access period , which work is defined as the “Tenant’s Work” in Section 2.02. Detailed plans and specifications for the Landlord Improvements shall be prepared by the Landlord’s architect as soon as practicable following the full execution of this Lease, and such detailed plans and specification shall be delivered to the Tenant and shall be deemed incorporated in and made part of this Lease and shall replace Exhibit D annexed hereto; any and all references thereafter to Exhibit D or the Landlord’s Improvements shall mean the detailed plans and specification prepared by the Landlord’s architect. Subject to the terms of Article 2 above, the Landlord’s Improvements shall be substantially completed prior to the Commencement Date.

Section 4.02. On the Commencement Date, (i) all mechanical and building systems of the Building, which shall include the heating, ventilation, air conditioning/cooling system, electrical system, plumbing system, fire suppression system and back flow preventer, overhead doors and levelers shall be in good working order and have been serviced prior to delivery to the Tenant, (ii) the roof of the building shall be free of leaks and (iii) the Building shall be in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority having jurisdiction over the Demised Building including without limitation the Americans With Disabilities Act (“ADA”).

Section 4.03. (a) If at any time during the term of this Lease, modifications to the exterior or interior of the facility are required to comply with ADA Regulations of general applicability to the Building, and such modifications are not required as a result of the specific use of the Tenant at the Demised Building or any Tenant improvement or alteration, Landlord shall undertake such modifications at its sole cost and expense.

(b) If at any time during the term of this Lease, modifications to the exterior or interior of the facility are required to comply with ADA, and such modifications are not required to comply with ADA Regulations of general applicability, but rather are required as a result of the specific use of the Tenant at the Demised Building or any Tenant improvement or alteration, (i) with respect to any modification required to the exterior of the Building or the sidewalks and parking areas, Landlord shall undertake such modifications and Tenant shall pay to Landlord as Additional Rent the cost incurred by Landlord in regard to such modification, which sum shall be due and payable within thirty (30) days following Tenant’s receipt of Landlord’s statement setting forth the cost of such modifications and (ii) with respect to any modification required to the interior of the Building, Tenant shall, at its sole cost and expense, and in accordance with the provisions of Section 9.02(b), install such modifications.

Section 4.04. The taking of possession of the Demised Building by the Tenant shall constitute an acknowledgement by Tenant that the Demised Building are in good order, state of repair and condition, that Landlord has provided all Landlord Improvements to be provided by Landlord in the Demised Building in accordance with the terms of this Lease and that all materials and labor provided by Landlord are satisfactory except as to any latent defects and any minor defects or incomplete work that will not interfere with Tenant’s use and occupancy of the Building and as are specified on a punch list delivered to Landlord by Tenant within thirty (30) business days of the Commencement Date or minor items that remain to be completed pursuant to the Occupancy Approvals. Landlord warrants that the Landlord Improvements and the operating systems of the Building shall be free of defects in materials or workmanship for a period of one (1) year from the Commencement Date (the “Warranty Period”); Landlord shall be responsible for any repairs, if any required to cure such defects, during the Warranty Period and any costs incurred for such repairs shall be at Landlord’s expense and shall not be included in Operating Expenses, unless the repairs or replacements are necessitated by the actions or omissions of Tenant, or any of its agents, representatives, contractors or employees, in which case the Tenant shall be solely responsible for such repairs as if same were a Tenant obligation under Sections 9.1(a) and (c). Landlord agrees to undertake promptly the repairs for which it is responsible, including punch list items and repairs arising from defects during the Warranty Period.

Section 4.05. The provisions of this Article IV have been negotiated and are intended to be a complete exclusion and negation by Landlord of, and Landlord hereby disclaims, all warranties by Landlord, express or implied, merchantability, or fitness for a particular purpose with respect to the Demised Premises, or any fixture or item of personal property, whether arising pursuant to the Uniform Commercial Code or other applicable law. Tenant shall be solely responsible for all of the improvements necessary or desirable for Tenant’s use and occupancy of the Demised Premises, and any such improvement desired or required shall be subject to the terms of this Lease.

Section 4.06. Landlord shall obtain, at its sole expense, all permits, certificates and approvals which may be necessary so that a Certificate of Occupancy for the Demised Building may be issued, if applicable, and copies of all such certificates shall be delivered to Tenant prior to or promptly following the Commencement Date. Tenant shall cooperate with Landlord and at its sole cost and expense, provided Landlord with all documentation or permitting pertaining to Tenant’s Work , for submission to the applicable governing body having jurisdiction over the issuance of a Certificate of Occupancy for the Demised Building. Tenant shall obtain, at Tenant’s sole expense, all permits, certificates and approvals which may be necessary for the installation of Tenant’s Work. In the event that Tenant fails to cooperate with Landlord as aforesaid, and as a result of such failure the governing body withholds issuance of the a Certificate of Occupancy for the Demised Building, such failure shall be deemed a Tenant Delay.

Section 4.07. Except with respect to insurance coverage of the Building (as more fully set forth in Article 8 below) or other obligations imposed on Landlord as specifically set forth elsewhere in this Lease, nothing in this Lease shall impose upon Landlord any obligation to provide any services for the benefit of Tenant, including but not limited to water, gas, electricity, heat, janitorial or garbage removal.

ARTICLE V

Use

Section 5.01. The Demised Building may be used for General Office, Production Manufacturing, Testing, Repair, and Warehouse and for no other purpose without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. To the best of Landlord’s knowledge, the Demised Building is situated in the I-1 Industrial Zone. Nothing contained herein shall be construed as a representation on the part of Landlord that Tenant’s specific use of the Demised Building is a permitted use and, unless otherwise stated in this Lease, it shall be Tenant’s obligation, at Tenant’s sole cost and expense, to make application for and to obtain any and all certificates and/or permits to permit Tenant’s use from any governmental agencies having jurisdiction over the Demised Premises.

Section 5.02. The aforesaid permitted use does not permit (i) the stacking of merchandise and/or materials against walls or columns provided however, such stacking shall be permitted if an appropriate “Bumper” is installed to protect the applicable walls or columns; and (ii) the hanging of equipment from (or otherwise loading) the roof or structural members of the Building, or the placement of a load upon the floor of the Demised Building exceeding the floor load capacity of the Building, unless a licensed structural engineer provides a report certified to Landlord that the roof and structural members of the Building, or floor, have the capacity to withstand such loads without adverse effect. The requirement to provide a report of a licensed structural engineer certified to Landlord under subsection (ii) shall not apply to that certain equipment hanging from or otherwise loading the roof or structural members or floors of the Building as of the Commencement Date. With respect to any such equipment hanging from or otherwise loading the roof or structural members or floors of the Building as of the Commencement Date, Tenant represents and warrants that the installation of such equipment was made under the direction of a licensed structural engineer and that any damage to the roof or structural members or floors of the building caused by the hanging of such equipment from or the loading of such equipment on the roof or structural members or floors of the Building shall be repaired (including replacement, if required) by Tenant at its sole cost and expense.

Section 5.03. Parking Area. The Tenant shall have the sole use of the designated parking areas on the Demised Building as shown on Exhibit B for vehicular parking, including without limitation trailer parking. Subject to applicable laws, Tenant may use the land that is part of the Demised Building for outside storage. The areas noted on Exhibit B for vehicular parking, trailer parking and storage are referred to as the “Building 11 Parking and Storage Area.” Notwithstanding the foregoing, the Tenant’s use of the Building 11 Parking and Storage Area shall not interfere with the right of the tenant at Building 12 to cross the Building 11 Parking and Storage Area to access its supplemental parking area. Landlord shall hold Tenant harmless from and against any claims by the tenants at Building 12 in regard to their use or non-use of the Building 11 Parking and Storage Area, provided such claims are not the result of Tenant’s negligent or willful interference with the right of the tenants at Building 12 to cross the Building 11 Parking and Storage Area to access the supplemental parking area. It is understood and agreed that Landlord does not assume any responsibility for any damage or loss to any automobiles or trailers parked on the Building 11 Parking and Storage Area or to any personal property located therein, or for any injury sustained by any person in or about the Building 11 Parking and Storage Area. If Tenant or Tenant’s employees or visitors park illegally or in areas designated for use by others, or in driveways, fire lanes or areas not striped for general parking or otherwise violate any parking rules and regulations that may be reasonably promulgated by Landlord, then Landlord may, at Tenant’s sole cost and expense, tow such vehicles away from the Building 11 Parking and Storage Area and/or attach violation notices to such vehicles. Any amount due from Tenant pursuant to this Article will be deemed Additional Rent and Tenant shall pay such amounts to Landlord upon demand. If Landlord tows any vehicles pursuant to this Section 5.03, Tenant shall indemnify and hold harmless Landlord from and against all liabilities, losses, claims, demands, costs and expenses (including attorneys’ fees and expenses) arising, or alleged to arise, from or in connection with such towing, unless caused by or due to the negligence or willful misconduct of Landlord, its agents, employees and contractors. Nothing contained herein shall be deemed to impose any obligation on Landlord to police the Building 11 Parking and Storage Area.

ARTICLE VI

Quiet Enjoyment

Section 6.01. Landlord covenants that if, and so long as, Tenant pays the Basic Rent, and any Additional Rent as herein provided, and is not in default of the covenants hereof beyond any applicable cure period, Tenant shall have the right to peaceably and quietly have, hold and enjoy the Demised Building for the Term herein mentioned, subject to the provisions of this Lease and to any mortgage or deed of trust to which this Lease shall be subordinate.

ARTICLE VII

Real Estate Taxes; Utilities, Services

Section 7.01. Taxes

(a) Commencing on the Commencement Date and continuing through the of expiration date of the Term and any renewal periods of the Lease Tenant shall pay to Landlord, as Additional Rent, all Real Estate Taxes imposed on the Demised Premises. Landlord shall pay the Real Estate Taxes due directly to the taxing authority and thereafter invoice the Tenant for the amount of the Real Estate Taxes paid, payment of which shall be due and payable within thirty (30) days following Tenant’s receipt of Landlord’s invoice. Notwithstanding the foregoing, and in lieu thereof, if requested by Landlord, in its sole discretion, Tenant shall pay to Landlord in monthly installments, an amount equal to 1/12th of the estimated Real Estate Tax for the applicable period, as Additional Rent, same being due with the Monthly Basic Rent so that Landlord shall have sufficient funds to pay Real Estate Taxes for the applicable period when due without advancing same on behalf of Tenant. The amount of monthly Real Estate Taxes paid by Tenant shall be reasonably estimated by Landlord based upon the Real Estate Taxes due for the prior calendar year. Landlord may make adjustments in its estimates as necessary based on billings from the taxing authority and any adjustments necessary shall be paid or credited by Tenant within twenty (20) days of Landlord’s statement. Within approximately one hundred twenty (120) days of receipt of the current tax bill for each calendar year, Landlord shall provide a statement to Tenant setting forth actual Real Estate Taxes imposed for the prior calendar year, a copy of the applicable tax bills, and any adjustments necessary as a result of overpayment or underpayment by Tenant shall be credited against or paid, respectively, in the next monthly installment of Taxes due or alternatively, paid to the owing party within twenty (20) days after Landlord’s statement if such statement occurs after the expiration of the Lease Term. Provided that the Term commenced on any day other than the first day of the calendar year, Landlord shall determine Tenant’s Prorated Share of Taxes during the first and last Lease Years by calculating the entire Taxes due for the calendar year and prorating such amount by the number of days during Tenant’s Term in such year. Provided that Tenant is not in default of its payment obligations under this Section 7.01 that cause the imposition of any penalties or interest, Tenant shall not be responsible for any penalties or interest on Real Estate Taxes charged against the Land including the Building, by any other taxing authority as a result of Landlord’s untimely payment of Real Estate Taxes.

(b) Tenant shall not be required to pay any estate, inheritance, conveyance, devolution, succession, transfer, legacy or gift tax or fee charged against Landlord or the estate or interest of Landlord in the Demised Building or upon the right of any person to succeed to the same or any part thereof by inheritance, succession, transfer or gift, nor any capital stock tax or corporate franchise tax incurred by Landlord, nor any income tax upon or against the income of Landlord (including any rental income derived by Landlord from the Demised Building but this exclusion shall not be applicable to a rental tax which shall be considered a Real Estate Tax).

Tenant shall promptly pay to the taxing authority any other tax or fee related to its occupancy including personal property taxes, if such taxes are imposed in the jurisdiction of the Premises.

(c) Tenant shall pay its share of all assessments that may be imposed upon the Real Property during the Term by reason of any specific public improvement (including but not limited to assessments for street openings, grading, paving and sewer installations and improvements). Any such benefit, assessment or installment thereof relating to a fiscal period in which the Term of this Lease begins or ends shall be apportioned to limit Tenant’s share to the remaining period of this Lease.

(d) Tenant at its sole cost and expense reserves the right to contest or appeal any Real Estate Taxes. If Tenant contests or appeals any Real Estate Taxes, Landlord, at no cost to Landlord, shall assist Tenant in its contest or appeal, including signing any documents reasonably necessary to permit Tenant to file and pursue such contest or appeal. Any refund resulting from such contest or review shall be allocated as follows: Tenant shall receive that portion which represents Tenant’s payment of any amount over the Real Estate Taxes for the period covered by the refund and Landlord shall receive the balance.

(e) As used in this Lease, Real Estate Taxes shall mean the property taxes and assessments , as apportioned above, if applicable, imposed upon the Real Property including the Building, as such payable by Landlord, including but not limited to, real estate, city, county, village, school and transit taxes, or taxes, assessments or charges levied, including charges on rental income payable in lieu of real estate taxes, imposed or assessed against the Real Property including the Building, by any other taxing authority, whether general or specific, ordinary or extraordinary, foreseen or unforeseen. If due to a future change in the method of taxation, income or profit tax or other tax shall be levied against Landlord in substitution for, or in lieu of, any tax which would otherwise constitute a Real Estate Tax, such franchise, income or profit tax or other tax shall be deemed to be a Real Estate Tax for the purposes hereof.

Section 7.02. Utilities.

(a) Utilities From and after the Commencement Date. From and after the Commencement Date and continuing through the expiration date of the Term and any renewal period under the Lease, Tenant shall pay when due the costs for all utility usage at the Demised Premises, including deposits, as recorded on separate meters, including without limitation water, gas, electricity, phone, internet, sewer charges and fuel consumed for heating. Tenant shall pay directly to the public utility companies providing such utility services, or reimburse Landlord as additional rent if Landlord has previously paid therefor, the cost of any such utility services. Tenant agrees to indemnify and hold harmless Landlord from and against any and all claims arising from the installation and maintenance of such utility services and from all costs and charges for utilities consumed on or by the Demised Premises, unless such claims are as a result of Landlord’s negligence or willful misconduct. Landlord shall have no obligation to arrange for, hook up, install or pay for any utilities, including without limitation water, gas, electricity, phone, internet, sewer charges and fuel consumed for heating for Tenant’s utilization.

(b) Water and Sewer. From and after the Commencement Date and continuing through the expiration date of the Term and any renewal period under the Lease, Tenant shall pay directly to the provider (City of Wilmington) before any interest or penalties accrue thereon, all water and sewer rates and charges for the Demised Premises. Tenant shall deliver to Landlord receipted bills or other proof of payment.

(c) Trash and Janitorial Services. From and after the Commencement Date and continuing through the expiration date of the Term and any renewal period under the Lease, Tenant, at its sole cost and expense shall be responsible for all janitorial service at the Demised Building and trash and debris removal from the Demised Premises.

ARTICLE VIII

Insurance

Section 8.01. (i) From and after the Commencement Date and continuing through the expiration date of the Term and any renewal period under the Lease, Landlord, at Tenant’s sole cost and expense pursuant to Article 3, shall provide and keep in force Special Form property insurance covering the Building and all Landlord owned equipment (expressly excluding improvements, alterations or additions made by or on behalf of Tenant and Tenant’s personal property) against loss or damage resulting from fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as are now, or hereafter may be, included in a standard extended coverage endorsement from time to time in general use in the State of Ohio, with endorsement for insurance covering Business Income and Extra Expense and providing for loss of Rent in the amount equal to twenty-four (24) months of rent that may result from any loss of rent resulting from Tenant’s loss of use of any part of the Demised Building and other insurable casualties, Law and Ordinance coverage and Terrorism coverage. Such insurance shall be on a 100% replacement cost basis, without co-insurance, and deductibles not to exceed $10,000.00 (excluding footings and foundations at Landlord’s option). Tenant shall be responsible for any deductible payments as “Additional Rent”. Within approximately one hundred twenty (120) days after receipt of any bill from the insurance provider (or agent) for each policy year during the Term, Landlord shall provide a statement to Tenant setting forth the amount of insurance premiums paid by Landlord with respect to the subject policy year and a copy of the applicable bill, and such amount shall be paid by Tenant to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s statement which amount shall constitute Additional Rent. With respect to any policy year partially occurring during the Term of this Lease, the amount of insurance premiums pertaining to such policy year shall be pro-rated (based on a 365-day year) and Tenant shall only be responsible for the portion of the policy year falling within the Term hereof. Tenant acknowledges that Landlord’s coverage under this Section 8.01 is part of comprehensive insurance coverage that includes other properties owned by affiliates of Landlord; provided, however, the cost and expense paid by Tenant hereunder shall be limited to the premium charges applicable to the Demised Building only.

(ii) Tenant shall also furnish, or reimburse Landlord for, insurance for such other hazards, including if applicable Flood insurance, and in such amounts as Landlord may reasonably require and as at the time are commonly insured against with respect to buildings similar in character, general location and use and occupancy to the Demised Building in relative amounts normally carried with respect thereto.

Section 8.02. From and after the Commencement Date and continuing through the expiration date of the Term and any renewal period under the Lease, Tenant, at its cost, shall provide and keep in force:

(A) Special Form property insurance covering its personal property in the Building as well as all improvements, alterations or additions made by or on behalf of Tenant against loss or damage resulting from fire and other insurable casualties. Such insurance shall be on a 100% replacement cost basis, subject to any commercially reasonable deductible Tenant may elect in its sole discretion.

(B) Commercial general liability policy in standard form (containing the so-called “occurrence clause”) against claims for personal injury and property damage occurring on, in or about the Demised Building in the combined single limit amount of two million and 00/100 ($2,000,000.00) Dollars, with a deductible not greater than $10,000 per occurrence, and shall include an endorsement naming Landlord, its mortgagee and such other person(s) or entity(ies) as Landlord reasonably may require with respect to liability for ownership, operation, maintenance, use and control as “additional insured.” Additionally, Tenant shall maintain an umbrella policy including the Demised Building as a covered property for claims for personal injury and property damage occurring on, in or about the Demised Building with limits not less than five million and 00/100 ($5,000,000.00) Dollars and shall include an endorsement naming Landlord, its mortgagee and such other person(s) or entity(ies) as Landlord reasonably may require with respect to liability for ownership, operation, maintenance, use and control as “additional insured.” The coverage provided under this Section shall include Contractual Liability coverage for the indemnity obligations of Tenant under this Lease and Worker’s Compensation coverage.

(C) If, by reason of changed economic or other conditions, the insurance amounts referred to in this Section 8.02 become inadequate as reasonably determined by Landlord, Tenant agrees to increase the amounts of such insurance promptly upon Landlord’s request.

Section 8.03. The policies of insurance required pursuant to Sections 8.01 and 8.02 above shall be from a company rated in the A.M. Best Key Rating Guide with a policyholder’s service rating not less than A- and financial size not less than X. The company shall be licensed by the State of Ohio and a certificate(s) (Accord Form 27 and 28 as applicable or its equivalent) evidencing the existence of such policy shall be delivered to the other party, not less than fifteen (15) days prior to the Commencement Date. A true copy of the Commercial General liability policy (with the Declaration Sheet) procured by the Tenant under 8.02(b) shall be delivered to the Landlord within thirty (30) days of the Commencement Date. The company shall agree to provide at least thirty (30) days’ prior notice of cancellation, non-renewal, material change, or reduction in coverage to the other party (in the case of Landlord, also to any mortgagee for which Tenant has been notified). At least fifteen (15) days prior to the expiration or termination date of any policy, each party shall deliver a renewal replacement policy, or certificate(s) evidencing the existence thereof, to the other party. All of the aforesaid policies shall provide for the waiver of subrogation rights against the other party.

Section 8.04. (a) All losses paid under the policy or policies carried pursuant to Section 8.01 shall be payable to Landlord, and the proceeds thereof shall be payable to Landlord. All losses paid under the policy or policies carried pursuant to Section 8.02(a) shall be payable to Tenant, and the proceeds thereof shall be payable to Tenant.

(b) Landlord and Tenant shall each secure an appropriate clause, or an endorsement upon any policy of insurance in force, covering the Demised Building or any personal property or leasehold improvements located therein or thereon, including, without limitation, casualty and liability policies in force, pursuant to which the respective insurance companies waive subrogation against the other party in connection with loss or damage covered by such policies (except for willful acts). The waiver of subrogation hereinbefore referred to shall extend to the agents of each party and also extends to all other persons and entities occupying or using the Demised Building in accordance with the terms of this Lease. In the event that either Landlord or Tenant shall be unable at any time to obtain the waiver of subrogation referred to above in any of its insurance policies, Landlord or Tenant, as the case may be, shall immediately notify the other. If such insurance policies are obtainable only by the payment of an additional premium charge, the same shall be obtained and such additional premium paid for by the other party, provided such premium charge is reasonable to both Landlord and Tenant. If the parties do not agree such premium charge is reasonable, a second insurance quote shall be promptly obtained.

(c) Subject to the provisions of Section 8.04(b) above, and insofar as may be permitted by the terms of the insurance policies carried by it, and notwithstanding any provision of this Lease to the contrary, each party hereby releases the other and its partners, agents and employees with respect to any claim (including a claim for negligence, but not for willful acts) which it might otherwise have against the other party for loss, damages or destruction with respect to its property by fire or other casualty (including Rent loss insurance) occurring during the Term covered by such insurance policies in an amount equal to the greater of (i) the extent of the limits of coverage required to be carried by such party hereunder (whether or not such party actually carries such required limits of coverage), or (ii) such higher amount as otherwise carried by such party.

Section 8.05. From and after the Commencement Date, Landlord shall not be liable to Tenant for any loss suffered by Tenant under any circumstances including without limitation: (i) loss of or injury to Tenant or to Tenant’s property or that for which Tenant is legally liable from any cause whatsoever (unless caused by and only to the extent of the negligence or willful misconduct of Landlord or its agents, employees or contractors, and then subject to the provisions of Sections 8.04(b) and 8.04(c) above), including but not limited to theft or burglary or arising from defects, errors or omissions in the construction or design of the Demised Building and/or the Building including the structural and nonstructural portions thereof; or (ii) any interruption to Tenant’s business, however occurring, unless and only to the extent such interruption is directly caused by Landlord’s (or its agent’s, employee’s or contractor’s) negligence or willful misconduct, and then subject to the provisions set forth in Sections 8.04(b) and 8.04(c) above; or (iii) which results from or is incidental to the furnishing of or failure to furnish or the interruption in connection with the furnishing of any service which Landlord is obligated, if any, to furnish pursuant to this Lease (unless caused by and only to the extent of the negligence or willful misconduct of Landlord or its agents, employees or contractors, and then subject to the provisions of Sections 8.04(b) and 8.04(c) above); or (iv) results from any inspection, repair, alteration or the failure thereof undertaken or failed to be undertaken by Landlord (unless caused by and only to the extent of the negligence or willful misconduct of Landlord or its agents, employees or contractors, and then subject to the provisions of Sections 8.04(b) and 8.04(c) above). The aforesaid exculpatory Section is to induce Landlord, in its judgment, to avoid or minimize covering risks which are better quantified and covered by Tenant either through insurance (or self-insurance or combinations thereof if specifically permitted pursuant to this Lease) thereby avoiding the need to increase the rent charged Tenant to compensate Landlord for the additional costs in obtaining said coverage or reserving against such losses. The provisions of this Section 8.05 shall survive the expiration or earlier termination of the Lease.

Section 8.06. Subject to Sections 8.04(b) and 8.04(c) above, Tenant shall indemnify, defend and save Landlord harmless against and from all liabilities, claims, suits, fines, penalties, damages, losses, fees, costs and reasonable and actual expenses (including reasonable attorneys’ fees), unless and only to the extent arising out of Landlord’s (or its agent’s, employee’s or contractor’s) negligence or willful misconduct, which may be imposed upon, incurred by or asserted against Landlord by reason of and only to the extent of:

(A) Any work or thing done in, on or about the Demised Building or any part thereof by or on behalf of Tenant; or occasioned by the use and occupancy of the Demised Building by Tenant;

(B) Any use, occupation, condition, operation of the Demised Building or any part thereof or any occurrence on any of the same on the part of Tenant during the Term from and after the Commencement Date;

(C) Any negligence or willful misconduct on the part of Tenant or any subtenant or any employees, licensees or invitees during the Term hereof; and

(D) Any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease.

The provisions of this Section 8.06 shall survive the expiration or termination of the Lease.

Section 8.07. Subject to the provisions of Sections 8.04(b) and 8.04(c) above, Landlord shall indemnify, defend and save Tenant harmless against and from all liabilities, claims, suits, fines, penalties, damages, losses, fees, reasonable and actual expenses (including reasonable attorneys’ fees) which may be imposed upon, incurred by or asserted against Tenant by reason of and only to the extent of: (i) Landlord’s (or its agent’s, employee’s or contractor’s) negligence or willful misconduct during the Term, or (ii) any failure on the part of Landlord to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease. The provisions of this Section 8.07 shall survive the expiration or earlier termination of the Lease.

ARTICLE IX

Repairs/Alterations

Section 9.01. (a) Except with respect to any repairs, replacements or maintenance which are Landlord’s responsibility under this Lease, (including Landlord’s responsibility to repair defects in workmanship and materials to the Landlord Improvements or the building systems during the Warranty Period under Section 4.04), during the Term of the Lease and continuing through the expiration date of the Term and any renewal period under the Lease, Tenant at its sole cost and expense shall promptly make all repairs, replacements and perform all maintenance for the Land and Building, including but not limited to all necessary repairs, replacements and maintenance to (i) the interior and exterior walls of the Building, (ii) the plumbing, electrical, heating, mechanical and fire suppression (including backflow valve preventer) systems servicing the Demised Premises, (iii) the driveway and Building 11 Parking and Storage Area including restriping and resealing. Tenant shall also be responsible at its sole cost and expense for (iv) the maintenance and repair of the concrete floor, (v) maintenance and repair of roof drains, (vi) to the extent required under applicable roof warranties whether same are in existence or not, removal of debris, snow and slush from the roof, and (vii) repair of any portion of the roof damaged directly or indirectly by vents, conduit and other protrusions and penetrations from Tenant’s equipment and omissions from the facility or the failure of Tenant to perform under items (v) and (vi) above. Tenant shall also be responsible at its sole cost and expense to enter into a preventive maintenance contract for the HVAC system servicing the Building with a licensed contractor providing for not less than Semiannual maintenance. Should Tenant fail to promptly repair the Demised Building as required hereby, Landlord, after thirty (30) days written notice to Tenant (or without notice in the case of an emergency), may make the repair and charge the reasonable, actual, out-of-pocket cost thereof as Additional Rent, which Tenant shall pay in full. When used in this Article, the term “repairs” shall include all necessary replacements and renewals. All repairs made by Tenant shall be equal in quality and class to the work as of the Commencement Date. Provided that this Lease is not terminated as a result of a breach by the Tenant, with respect to replacements to the building systems of the Demised Building that will continue to benefit Landlord following termination of the Lease, Landlord agrees to reimburse Tenant an amount equal to the unamortized cost of such replacements (based on a 10-year straight line amortization) as of the expiration of the Term of the Lease. Any such payment shall be due and payable within sixty (60) days following the expiration of the term of the Lease.

(b) Tenant shall replace, at Tenant’s expense, all glass in and on the Demised Building which may become broken after the Commencement Date of the Term or such earlier date on which Tenant shall have occupied the Demised Premises.

(c) Should Tenant fail to keep the Demised Building in good condition and repair, Landlord, after thirty (30) days written notice to Tenant (or without notice in the case of an emergency), may, without being obliged, make the repairs, and Tenant shall pay to Landlord, immediately upon demand, the reasonable, actual, out-of-pocket cost therefor, which shall constitute Additional Rent due hereunder and shall be subject to all remedies by law or otherwise for the collection of Basic Rent and Additional Rent; however, nothing herein shall be construed to impose a duty on Landlord to mitigate its damages by undertaking any repair which is Tenant’s obligation.

(d) Notwithstanding anything contained herein to the contrary, Landlord shall, without reimbursement by Tenant (a) keep in good repair and condition (i) the structural components of the Building, including repairs and replacements to the foundation and floor slab, and (ii) the roof; provided however, if the repairs or replacements are necessitated by the actions or omissions of Tenant, or any of its agents, representatives, contractors or employees, Sections 9.01 (a) and (c) shall be applicable. Should Landlord fail to keep the portions of the Building for which Landlord is responsible, in good condition and repair, Tenant, after thirty (30) days written notice to Landlord (or without notice in the case of an emergency), may, without being obliged, make the repairs, and Landlord shall pay to Tenant, immediately upon demand, the reasonable, actual, out-of-pocket cost therefor, which payment obligation shall be subject to all remedies by law or otherwise for the collection of such obligation. Tenant shall not be entitled to set off or deduct such cost from Monthly Basic Rent unless permitted to do so pursuant to Court Order.

Section 9.02. (a) Tenant shall not make (a) any structural alterations, additions or improvements (“Structural Alterations”) to the Demised Building or (b) non-structural alterations, additions or improvements to the Demised Building having a cost of installation in excess of $50,000 (“Non–Structural Alterations Requiring Approval”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to each request to make a Structural Alteration or Non–Structural Alterations Requiring Approval to the Demised Premises, Tenant shall provide (i) a copy of the final plans and specifications for the Structural Alteration or Non–Structural Alterations Requiring Approval, which shall be in form sufficiently complete to enable the issuance of a building permit, (ii) the opinion of a licensed engineer certified to Landlord that the installation of the Structural Alteration or Non–Structural Alterations Requiring Approval shall not (x) cause any damage to the structural portions of the Building, the utility systems of other components of the Building or (y) violate the Roof Warranty, (iii) a detailed budget for the Structural Alteration or Non–Structural Alterations Requiring Approval, and (iv) a detailed list of vendors and suppliers providing material and labor for the Structural Alteration or Non–Structural Alterations Requiring Approval together with customary certificates of insurance evidencing general comprehensive liability, workers compensation and builders risk (if applicable) insurance. Any approval by Landlord may be upon condition that Tenant furnishes to

Landlord such evidence of Tenant’s financial ability to assure completion thereof and payment therefor, as Landlord reasonably may require, including the furnishing of adequate security.

(b) All erections, alterations, additions and improvements, whether Structural Alterations or Non Structural Alterations Requiring Approval, or non-structural alterations have a cost less than $50,000, performed by Tenant, irrespective of cost, shall be performed in compliance with all applicable governmental and fire underwriting requirements and shall be subject to Landlord’s inspection after completion to determine whether it complies with the requirements of this Lease. The approval or consent of Landlord shall not relieve Tenant of its obligation that all such repairs, alterations, improvements, additions and/or other work be constructed and performed in a good and workmanlike manner and in accordance with all applicable governmental and fire underwriting requirements, nor constitute a waiver of any rights of Landlord if Tenant fails to perform its obligations. Tenant, at its sole cost and expense, shall procure all necessary governmental approvals, permits or certificates in connection with the Alteration work performed by Tenant in, on or at the Building and shall deliver the original of all such approvals, permits or certificates to Landlord to be retained by Landlord. Upon the Tenant’s completion of the Structural Alterations or Non Structural Alterations Requiring Approval, or non-structural alterations have a cost less than $50,000, Tenant shall deliver an “as-built plan” depicting the completed alterations.

(c) During the course of any and all erections, alterations, additions and improvements, whether Structural Alterations or Non Structural Alterations Requiring Approval, or non-structural alterations have a cost less than $50,000 (or repairs, alterations, additions, improvements or other work which Tenant either shall be required to perform or which Tenant shall elect to perform), Tenant, at its sole cost and expense, at all times, shall obtain and maintain or cause to be obtained and maintained, workmen’s compensation insurance and any other insurance which then shall be required by law, together with commercial general liability insurance as set forth in Article 8, to insure against any additional hazards created in connection with the performance of any of the aforesaid work. Prior to the commencement of any such work, Tenant shall deliver to Landlord copies of all policies of insurance required pursuant to this subparagraph (d) and in accordance with the provisions of Article 8.

(d) All erections, alterations, additions and improvements, whether Structural Alterations or Non Structural Alterations, or non-structural alterations have a cost less than $50,000 or temporary or permanent in character, which may be made upon or to the Demised Building either by Landlord or Tenant, except furniture or trade fixtures installed at the expense of Tenant, shall be the property of Landlord and shall remain upon and be surrendered with the Demised Building as a part thereof at the expiration or sooner termination of this Lease, without compensation to the Tenant; or, in the alternative and at the request of Landlord and with contractors reasonably acceptable to Landlord, Tenant at its sole cost and expense, shall remove prior to the expiration or sooner termination of this Lease all or so much of the property therefrom as requested by Landlord or such property shall be conclusively deemed abandoned and may be removed by Landlord, and Tenant shall reimburse Landlord for the cost of such removal.

Section 9.03. The provisions of this Article 9 are subject to the terms and conditions of any mortgage, including the necessity of obtaining the consent of such mortgagee and/or ground lessor and the approval of its architect, if required.

Section 9.04. Tenant shall quit and surrender the Demised Building at the end of the Term in good condition and in compliance with the requirements stated in this Lease. Tenant shall remove all of Tenant’s personal property from the Premises, including without limitation all of Tenant’s (i) trade fixtures; (ii) any and all tracking/rail system imbedded in concrete floor; and (iii) any and all concrete stanchions and (iv) manufacturing equipment and any vents, piping, and conduit appertaining thereto. Tenant shall also remove all bolts or other material securing Tenant’s personal property to the floor, walls, ceiling or roof, and make sure such anchorages are removed flush with walls, floors, ceiling, and roof, as applicable. Tenant shall repair any damage to the concrete floor, roof and walls directly incurred as a result of the installation and/or removal of Tenant’s personal property. Tenant shall clean the concrete floor to the condition existing as of the Commencement Date and deliver the Building in broom clean condition free of Tenant’s personalty, debris or trash. Notwithstanding the foregoing, Tenant shall not be required to remove any improvements made to the Demised Building by the Landlord under Section 4.01 or Tenant Work installed by Tenant under Section 2.02 (excluding personalty and moveable trade fixtures) or Structural Alterations or Non Structural Alterations, or non-structural alterations have a cost less than $50,000 installed by Tenant under this Article 9.

ARTICLE X

NO RENT ABATEMENT

Section 10.01. Tenant shall not claim or receive any abatement, diminution or reduction of the Rent pursuant to the terms of this Lease for any inconvenience, interruption, cessation or loss of business or otherwise caused directly or indirectly by any present or future laws, rules, requirements, orders, directives, or ordinances or regulations of any federal, state, county or municipal governments, or lawful authorities whatsoever, or by priorities, rationing or curtailment of labor or materials, or by war, civil commotion, strike or riot, or any matter or thing resulting therefrom, or by any other cause or causes whatsoever, except if any of the foregoing is prompted, caused or necessitated by or on behalf of Landlord or any of its agents, servants, employees or contractors. No diminution of the amount of space used by Tenant caused by legally required changes in the construction, equipment, operation and use of the Demised Building shall entitle Tenant to any reduction in or abatement of Rent.

ARTICLE XI

Casualty

Section 11.01. If the Building is damaged or destroyed by fire, explosion, the elements or otherwise during the Term so as to render the Demised Building wholly untenantable or unfit for Tenant’s use, or should the Demised Building be so badly injured that the same cannot be repaired within one hundred and eighty (180) days from the happening of such injury, then, and in such case, the Term hereby created shall, at the option of either Landlord or Tenant, terminate upon the giving of a notice of termination, such notice to be given within thirty (30) days of such damage or destruction. Notwithstanding anything in the preceding sentence to the contrary, in the event that the Building is damaged or destroyed by fire, explosion, the elements or otherwise as a result of the negligence or willful misconduct of Tenant or its agents, employees or invitees, Tenant shall not be entitled to terminate the Lease.

If a notice of termination is given, the Term of this Lease shall terminate effective as of the date of such damage or destruction, and Tenant shall immediately surrender the Demised Building and all Tenant’s interest therein to Landlord, and pay Basic Rent and Additional Rent only to the time of such damage or destruction, and Landlord may re-enter and repossess the Demised Building discharged from this Lease and may remove all parties therefrom. Landlord shall have no obligation to repair or restore Tenant’s improvements.

If neither Landlord nor Tenant terminates the Lease, Landlord shall commence and diligently repair the same provided that the insurance proceeds so received are adequate to restore the Demised Building and Rent (Basic Rent and Additional Rent) shall abate during any period during which Tenant cannot use all or a part of the Demised Premises, in proportion to the interference with Tenant’s use thereof

In no event shall Landlord shall have any obligation to repair or restore Tenant’s personal property or Tenant’s alterations or improvements to the Demised Premises.

Section 11.02. Should the Demised Building be rendered untenantable and unfit for occupancy, but yet be repairable within one hundred and eighty (180) days from the happening of said injury, Landlord will, provided that the insurance proceeds so received are adequate to restore the Demised Premises, enter and commence and diligently repair the same and Rent shall abate during any period during which Tenant cannot use all or a part of the Demised Premises, in proportion to the interference with Tenant’s use thereof. In no event shall Landlord shall have any obligation to repair or restore Tenant’s personal property or Tenant’s alterations or improvements to the Demised Premises.

Section 11.03. Tenant shall immediately notify Landlord in case of fire or other damage to the Demised Premises. Notwithstanding anything to the contrary herein, in the event that the Building is damaged or destroyed by fire, water or explosion as a result of the gross negligence or willful misconduct of Tenant, its agents, representatives, contractors or employees, Tenant shall not have the right to terminate the Lease as provided in Section 11.01, and such action shall constitute an event of default on the part of Tenant.

ARTICLE XII

Condemnation

Section 12.01. If, during the Term, if so much of the Demised Building shall be taken under any power of eminent domain or condemnation as to have a material adverse effect on the ability of Tenant to operate its business, then, at the option of Tenant, to be exercised in writing within fifteen (15) days of the taking of title thereto, this Lease shall expire within thirty (30) days of the date of such notice and the Basic Rent and any Additional Rent herein reserved shall be apportioned as of said date. However, if Tenant does not exercise the aforementioned option, or if the taking does not have a material adverse effect on the ability of Tenant to operate its business, this Lease shall not expire and to the extent that a portion of the Building has been taken, the Basic Rent and Additional Rent shall be equitably apportioned pro rata in proportion to the gross floor area of the Building taken and an equitable adjustment of the Rent in the event of a taking of the Parking Area or access way if it affects Tenant’s operations. No part of any award shall belong to Tenant except that nothing contained herein is intended to affect or limit Tenant’s claim for fixtures or other improvements owned by Tenant, loss of business or moving expenses provided the same does not diminish Landlord’s award. It is expressly understood and agreed that the provisions of this Article XII shall not be applicable to any condemnation or taking for governmental occupancy for a limited period of time not to exceed sixty (60) days.

ARTICLE XIII

Compliance With Laws, Etc.

Section 13.01. Tenant shall not do or permit anything to be done in the Demised Building which shall constitute a public nuisance or which will conflict with the regulations of the Fire Department or with any insurance policy upon said improvements or any part thereof.

Section 13.02. (a) Tenant shall, at its own expense, obtain all necessary environmental and operating permits and comply with all present and future requirements of law and with all present and future ordinances or orders, rules and regulations of any Federal, State, Municipal or other public authority, including without limitation the American Disabilities Act (ADA), affecting Tenant’s use of the Demised Building and with all requirements of the Fire Insurance Exchange or similar body, and of any liability insurance company insuring Landlord against liability for accidents in or connected with the Demised Building including, but not limited to laws, ordinance, orders, rules and regulations which apply to the interior or exterior of the Demised Premises, the structural (but only to the extent that the structural parts are effected by Tenant’s alterations or Tenant’s use) or nonstructural parts thereof, and to make all improvements and repairs required by such laws, ordinances, orders, rules and regulations, ordinary or extraordinary, foreseen or unforeseen related to Tenant’s particular use of the Demised Premises.

(b) Notwithstanding the foregoing, Landlord shall, at its own expense, comply with all present and future requirements of law and with all present and future ordinances or orders, rules and regulations of any Federal, State, Municipal or other public authority (including the ADA regulation of general applicability relative to building and parking access and which are not the Tenant’s obligation under Section 13.02(a)) which apply to the obligations of Landlord under this Lease in regard to the structural portions of the Building and the roof or apply to Buildings in general and not as a result of Tenant’s specific use, and to make all improvements and repairs which apply to the obligations of Landlord under this Lease in regard to the to the structural portions of the Building and the roof, or apply to buildings in general and not solely as a result of Tenant’s specific use, required by such laws, ordinances, orders, rules and regulations, ordinary or extraordinary, foreseen or unforeseen.

Section 13.03. During the Term and any renewal term of the Lease, Tenant warrants, represents and covenants to and with Landlord as follows:

(A) The Demised Building will not, as the result of the acts or omissions of Tenant, contain (1) asbestos in any form, (2) urea formaldehyde foam insulation or (3) except in compliance with all applicable laws, rules, regulations or ordinances, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous, controlled or toxic substances, or any pollutant or contaminant, or related materials defined in or controlled pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601 et seq.), the Federal Water Pollution Control Act (22 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other Federal, state or local environmental law, ordinance, rule or regulation (collectively, “Environmental Laws”); or which, even if not so regulated, is likely to create a substantial hazard to the health or safety of the occupants of the Building (the substances described in (1), (2), or (3) above being hereinafter collectively referred to as “Hazardous Materials”); except in compliance with all applicable laws, rules, regulations or ordinances, the Demised Building will never be used by Tenant for any activities involving, directly or indirectly, the use, generation, treatment, transportation, storage or disposal of any Hazardous Materials or to refine, produce, store, handle, transfer, process or transport Hazardous Substances.

(B) In the event of any storage, presence, utilization, generation, transportation, treatment or disposal of Hazardous Materials by Tenant in, on or about the Demised Building not in compliance with all applicable laws, rules, regulations or ordinances, or in the event of any Hazardous Materials Release by Tenant (as hereinafter defined), Tenant shall remove or cause the removal of any such Hazardous Materials and rectify any such Hazardous Materials Release, and otherwise comply or cause compliance with the laws, rules, regulations or orders of all applicable authorities, all at the expense of Tenant, including without limitation, the undertaking or completion of all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all such Hazardous Materials, on, from or affecting the Demised Building in compliance with all applicable laws, rules, regulations or ordinances. If Tenant shall fail to proceed with such removal or otherwise comply with such laws, rules, regulations or orders within the cure period permitted under the applicable regulation or order, the same shall constitute a default under Article XV hereof, and Landlord may, but shall not be obligated to, do whatever is necessary to eliminate such Hazardous Materials from the Demised Building in compliance with the applicable law, rule, regulation or order, acting either in its own name or in the name of Tenant pursuant to this Section, and the reasonable cost thereof shall be borne by Tenant and thereupon become due and payable as Additional Rent hereunder. Upon reasonable advance notice (except in the case of emergency), Tenant shall give to Landlord and its agents and employees access to the Demised Building for such purposes and hereby specifically grants to Landlord a license to remove the Hazardous Materials and otherwise comply with such applicable laws, rules, regulations or orders, acting either in its own name or in the name of Tenant pursuant to this Section.

(C) Tenant hereby indemnifies and holds Landlord and each of its shareholders, subsidiaries, affiliates, officers, directors, partners, employees, agents and trustees, and any receiver, trustee or other fiduciary appointed for the Building, harmless from, against, for and in respect of, any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of actions, encumbrances, fines, penalties, and costs and expenses suffered, sustained, incurred or required to be paid by any such indemnified party (including, without limitation, reasonable fees and disbursements or attorneys, engineers, laboratories, contractors and consultants) because of, or arising out of or relating to (1) the violation by of any of Tenant’s representations, warranties and covenants under this Article XIII, and (2) any Environmental Liabilities (as herein below defined) caused by Tenant (including Environmental Liabilities caused by Tenant prior to the Commencement Date) in connection with the Demised Premises. For purposes of this indemnification clause, “Environmental Liabilities” shall include all costs and liabilities with respect to the future presence, removal, utilization, generation, storage, transportation, disposal or treatment of any Hazardous Materials or any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escaping, leaching, dumping or disposing into the environment (air, land or water) of any Hazardous Material as a result of the Tenant, it’s agents, representatives, contractors or invitees actions (each a “Hazardous Materials Release”), including, without limitation, cleanups, remedial and response actions, remedial investigations and feasibility studies, permits and licenses required by, or undertaken in order to comply with the requirements of, any Federal, state or local law, regulation, or agency or court, any damages for injury to person, property or natural resources, claims of governmental agencies or third parties for cleanup costs and costs of removal, discharge, and satisfaction of all liens, encumbrances and restrictions on the Demised Building relating to the foregoing. The foregoing indemnification and the responsibilities of Tenant under this Article XIII shall survive the termination or expiration of this Lease.

(D) Upon reasonable advance notice (except in the case of emergency), Tenant agrees that Landlord shall have the right to conduct, or to have conducted by its agents or contractors, at Landlord’s cost, such environmental inspections of the Demised Building as Landlord shall reasonably deem necessary or advisable from time to time.

(E) Without limitation of the foregoing, in the event of the failure of Tenant to comply with any of the material requirements of any Environmental Laws, and/or any related regulations with respect to Tenant’s activities within thirty (30) days after notice (or such other period as required by any Environmental Law), Landlord shall have the right, at the sole option of Landlord, to comply with such statutory or regulatory requirements, and/or to cure any such default at Tenant’s sole expense, and all reasonable costs and expenses of such compliance and/or cure shall be due and payable from Tenant to Landlord upon demand as Additional Rent hereunder.

Section 13.04. Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by any ordinances, laws, orders and/or regulations (hereinafter collectively called “regulations”) of any governmental body having jurisdiction over the Demised Building or the Building, whether required of Landlord or otherwise, regarding the collection, sorting, separation and recycling of Tenant’s waste products, garbage, refuse and trash (hereinafter, collectively called “waste products”) generated from the Demised Building including but not limited to the removal of such receptacles in accordance with any collection schedules prescribed by such regulations. Landlord reserves the right (a) to refuse to accept from Tenant any waste products that are not prepared for collection in accordance with any such regulations, and (b) to require Tenant to pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with any such regulations.

Section 13.05. To the best of Landlord’s knowledge, there is no asbestos or Hazardous Materials on the Land or in the Building. Landlord shall indemnify and hold Tenant harmless from and against any claims, demands, losses, liabilities damages, costs or expenses (including, without limitation, reasonable attorney and consultant fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, (“Claims”) incurred by or asserted against Tenant arising out of or in any way related to (i) the existence of any Hazardous Materials within the Building prior to the Commencement Date of the Lease (or as applicable, the Early Access Period), except to the extent that such Claims are the result of conditions exacerbated by the Tenant or (ii) the use, storage, disposal, release, discharge, spill or emission of any Hazardous Material, or the violation of any Environmental Laws, by Landlord, its agents, employees, contractors or invites.

ARTICLE XIV

Subordination/Estoppels/Waiver

Section 14.01. This Lease shall be subject and subordinate to all present and future first mortgages, first deeds of trust, or underlying leases affecting the Demised Building. If Tenant is not in default under this Lease beyond any applicable cure period, Tenant’s occupancy shall not be disturbed in connection with the foreclosure or termination of any of the foregoing. Tenant shall execute, at no cost to Landlord, and within 15 days of Landlord’s request, any reasonable instrument which may be desirable by Landlord to confirm the subordination of this Lease to any such first mortgage or first deed of trust. Landlord may assign this Lease to any such mortgagee or trust deed holder in connection with any such lien superior to this Lease, and Tenant shall execute within 15 days of Landlord’s request any reasonable instrument which may be necessary or desirable by Landlord or the holder of said lien in connection with said assignment and agrees to attorn to any such mortgagee or trust deed holder. As used in this Section, a “reasonable” instrument will, without limitation, include a provision providing for Tenant’s continuing right to the quiet enjoyment of the Demised Building in accordance with the Lease and provided Tenant is not in default under this Lease beyond any applicable cure period.

Section 14.02. Tenant and Landlord further agree, within ten (10) business days of written request, to certify by written instrument duly executed and acknowledged to any first mortgagee, first trust deed holder or purchaser, or any proposed first mortgage lender, first trust deed holder or purchaser, or other person, that this Lease is in full force and effect, or if not, in what respect it is not, that this Lease has not been modified, or the extent to which it has been modified, that there are no existing defaults hereunder to the best of the knowledge of the party so certifying, or specifying the defaults, if any, and any other information which Landlord or Tenant shall reasonably require. Any such certification shall be without prejudice as between Landlord and Tenant, it being agreed that any document required hereunder shall not be used in any litigation between Landlord and Tenant.

Section 14.03. In the event any lender for Tenant requests Landlord to execute a waiver of any landlord’s lien on any personal property of Tenant and to permit such lender to enter the Demised Building and remove any such personal property on account of a default under any Tenant financing with such lender, Landlord agrees, upon request of Tenant, to execute such waiver in favor of such lender.

ARTICLE XV

Defaults, Remedies

Section 15.01. If, during the Term, any one or more of the following acts or occurrences (any one of such occurrences or acts being hereinafter called an Event of Default) shall happen:

(a) Tenant shall default in making any payment of Basic Rent or any Additional Rent for more than ten (10) days after same were due and payable. If Tenant fails, on two (2) separate occasions in any twelve (12) month period during the Term hereof, to make payment of the Basic Rent and/or any Additional Rent and/or late charge on or before the due date, then, whether or not Tenant ultimately makes and Landlord accepts the required payment after the due date, such failure shall entitle Landlord, upon or at any time after such second (2nd) separate occasion, to pursue the remedies provided in this Article, said circumstances being hereby declared a default no longer susceptible of being cured or removed by Tenant; or

(b) Tenant shall default in the performance of or compliance with any of the other covenants, agreements, terms or conditions of this Lease to be performed by Tenant (other than any default curable by payment of money), and such default shall continue for a period of twenty (20) days after notice thereof from Landlord to Tenant, or, in the case of a default which cannot with due diligence be cured within twenty (20) days, Tenant shall fail to proceed promptly after the giving of such notice and with all due diligence to cure such default and thereafter to prosecute the curing hereof with all due diligence (it being intended that as to a default not susceptible of being cured with due diligence within twenty (20) days, the time within which such default may be cured shall be extended for such period as may be reasonably necessary to permit the same to be cured with all due diligence); or

(c) Tenant or any guarantor of this Lease shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, composition, readjustment or similar relief under any present or future bankruptcy or other applicable law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Tenant or any guarantor of this Lease or of all or any substantial part of its properties or of all or any part of the Demised Premises;

(d) If, within sixty (60) days after the filing of an involuntary petition in bankruptcy against Tenant or any guarantor of this Lease, or the commencement of any proceeding against Tenant or such guarantor seeking any reorganization, composition, readjustment or similar relief under any law, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment, without the consent or acquiescence of Tenant or such guarantor, of any trustee, receiver or liquidator of Tenant or such guarantor, or of all or any part of the Demised Premises, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within sixty (60) days after the expiration of any such stay, such appointment shall have been vacated, or if, within sixty (60) days after the taking possession, without the consent or acquiescence of Tenant or such guarantor, of the property of Tenant, or of such guarantor by any governmental office or agency pursuant to statutory authority for the dissolution or liquidation of Tenant or such guarantor, such taking shall not have been vacated or stayed on appeal or otherwise; or

(e) Tenant abandons or surrenders the Demised Building (as distinguished from ceasing operations at the Demised Premises, which is not a default hereunder).

Then upon the occurrence of any such Event of Default, and during the continuance thereof, Landlord may, at its option, notwithstanding the fact that Landlord may have any other remedy hereunder or at law or in equity, by notice to Tenant, designate a date, not less than ten (10) days after the giving of such notice, on which this Lease shall terminate; and thereupon, on such date, the Term of this Lease and the estate hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice was the date hereinbefore fixed for the expiration of the Term of this Lease, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereinafter provided. Additionally, Tenant agrees to pay, as Additional Rent, all reasonable attorney’s fees and other expenses incurred by Landlord in enforcing any of the obligations of Tenant under this Lease (if it is the prevailing party in any such action), this covenant to survive the expiration or sooner termination of this Lease.

Section 15.02. If this Lease is terminated as provided in Section 15.01, or as permitted by law, Tenant shall peaceably quit and surrender the Demised Building to Landlord, and if Tenant does not so quit and surrender the Demised Building to Landlord, Landlord may commence an action for possession of the Premises or other legal proceedings, and otherwise exercise all of its remedies under applicable law, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event neither Tenant nor any person claiming through or under Tenant by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Demised Premises. Nothing herein contained shall limit or prejudice the right of Landlord, in any bankruptcy or reorganization or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or reorganization or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law whether such amount shall be greater or less than the excess referred to above.

Section 15.03. Following an Event of Default, Landlord shall have the right without notice to commence an action for possession of the Demised Building and otherwise exercise all of its remedies under applicable law, without being obligated to terminate the Lease and shall be entitled to repair the Demised Building in such manner as Landlord may deem necessary or advisable so as to put the Demised Building in the same condition as of the date hereof to make the same rentable, and shall have the right, pursuant to legal process, at Landlord’s option, to re-let the Demised Building or a part thereof, and Tenant shall pay to Landlord on demand all reasonable expenses incurred by Landlord in obtaining possession, and in repairing and putting the Demised Building in and the same condition as of the date hereof and in reletting the same, including reasonable fees of attorneys, and all other reasonable expenses or commissions, and Tenant shall pay to Landlord upon the rent payment dates following the date of such re-entry and including the date for the expiration of the Term of this Lease in effect immediately prior to such re-entry, the sums of money which would have been payable by Tenant as Monthly Basic Rent and Additional Rent hereunder on such rent payment dates if Landlord had not re-entered and resumed possession of the Demised Premises, deducting only the net amount of Basic Rent and Additional Rent, if any, which Landlord shall actually receive (after deducting from the gross receipts the expenses, costs and payments of Landlord which in accordance with the terms of this Lease would have been borne by Tenant) in the meantime from and by any reletting of the Demised Premises, and Tenant shall remain liable for all sums otherwise payable by Tenant under this Lease, including but not limited to the expense of Landlord aforesaid, as well as for any deficiency aforesaid, and Landlord shall have the right from time to time to begin and maintain successive actions or other legal proceedings against Tenant for the recovery of such deficiency, expenses or damages or for a sum equal to any Monthly Basic Rent payment and Additional Rent. The obligation and liability of Tenant to pay the Term Basic Rent and the Additional Rent shall survive the commencement, prosecution and termination of any action to secure possession of the Demised Premises. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when this Lease would have expired had there not been an Event of Default.

Section 15.04. Tenant hereby waives all right of redemption to which Tenant or any person under it may be entitled by any law now or hereafter in force. Landlord shall use commercially reasonable efforts to mitigate its damages.

Section 15.05. In the event of any breach by Tenant of any of the agreements, terms, covenants or conditions contained in this Lease, Landlord shall be entitled to (i) seek to enjoin such breach or threatened breach in a court of competent jurisdiction and (ii) commence in a court of competent jurisdiction an action to invoke any right or remedy allowed at law or in equity or by statute for possession though summary dispossess proceedings. During the pendency of any proceedings brought by Landlord to recover possession by reason of default, Tenant shall continue all money payments required to be made to Landlord, and Landlord may accept such payments for use and occupancy of the Demised Premises. In such event, Tenant waives its right in such proceedings to claim as a defense that the receipt of such money payments by Landlord constitutes a waiver by Landlord of such default.

Section 15.06. In the event of any breach by Landlord of any of the agreements, terms, covenants or conditions contained in this Lease, and the same is not cured after twenty (20) days written notice to Landlord (or without notice in the case of an emergency), Tenant may, without being obliged, cure the breach and Landlord shall pay to Tenant, immediately upon demand, the reasonable, actual, out-of-pocket cost therefor, which payment obligation shall be subject to all remedies by law or otherwise for the collection of such obligation. Tenant shall not be entitled to deduct or set off such cost from Monthly Basic Rent, unless Landlord, after written demand for payment by Tenant, has not made payment to Tenant within thirty (30) days of such demand. In addition, Tenant shall be entitled to enjoin such breach and shall have the right to invoke any right or remedy allowed at law or in equity or by statute.

ARTICLE XVI

Assignment and Sublease

Section 16.01. Tenant may not mortgage, pledge, hypothecate, assign or transfer this Lease or the Demised Building in any manner except as specifically provided for in this Article XVI.

Section 16.02. Tenant shall not assign the within Lease to any party without the prior written consent of Landlord. In the event that Tenant desires to assign the within Lease to any other party for which Landlord’s consent is required, Tenant shall give Landlord notice of such desire and furnish Landlord with (i) an exact copy of the proposed assignment including the identity of the assignee, (ii) a current financial statement of the assignee and (iii) the contact information for the assignee. Except for assignments pursuant to subsections 16.04(a), (c) and (d), Landlord shall require a One Thousand ($1,000.00) Dollar payment to cover its handling charges for each request for consent to any assignment prior to its consideration of the same. Landlord’s consent to any proposed assignment shall not be unreasonably withheld, conditioned or delayed. Provided that the financial condition of the proposed assignee is satisfactory to the Landlord in the exercise of reasonable commercial judgment, and provided that the Landlord has approved the Assignment as required hereunder, upon assignment, Landlord shall release Tenant from any further obligations under the Lease, except for assignments under subsections 16.04 (a), (c) and (d). In the event that the assignment agreement between Tenant and the assignee provides for a fee or other compensation to Tenant, Tenant shall pay , as a condition of Landlord’s consent to the assignment, fifty (50%) per cent of such fee or other compensation (less brokerage fees and improvement costs).

Section 16.03. The acceptance by Landlord of any Basic Rent or Additional Rent from the assignee or the failure of Tenant to insist upon a strict performance of any of the terms, conditions and covenants herein shall not release Tenant herein, nor any assignee assuming this Lease, from any and all of the obligations herein during and for the entire Term of this Lease.

Section 16.04. Notwithstanding anything contained herein to the contrary, the sublet or assignment (a) to an Affiliated Company; (b) in connection with the sale of all or substantially all of Tenant’s assets or interests provided that the documented net worth of the assignor as determined by GAAP is equal to or greater than that of the Tenant; (c) to an entity controlling Tenant, directly or indirectly controlled and beneficially owned by Tenant, or under common control with Tenant; or (d) any transfer between and among the owners of Tenant or any entity controlled by the owners of Tenant, including transfers to equity holders of the owners of Tenant and transfers to trusts established for the benefit of such equity owners or their families, shall be permitted without Landlord’s consent but shall be otherwise subject to the provisions of Sections 16.02 and 16.03. For purposes of clause (c), control shall mean possession of more than 50 percent ownership of the shares or ownership interests of the entity in question together with the power to control and manage the affairs thereof either directly or by election of directors and/or officers. As used herein, Affiliated Company shall mean any entity related to such party as a parent, subsidiary or brother-sister entity so that such entity and such party or such entity and such party and other entities constitute a controlled group as determined under Section 1563 of the Internal Revenue Code of 1986, as amended and as elaborated by the Treasury Regulations promulgated thereunder.

Section 16.05. (a) In the event that any or all of Tenant’s interest in the Demised Building and/or this Lease is transferred by operation of law to any trustee, receiver, or other similar representative or agent of Tenant, or to Tenant as a debtor in possession, and subsequently any or all of Tenant’s interest in the Demised Building and/or this Lease is offered or to be offered by Tenant or any trustee, receiver, or other similar representative or agent of Tenant as to its estate or property (such person, firm or entity being hereinafter referred to as the “Grantor”), for assignment, conveyance, lease, or other disposition to a person, firm or entity other than Landlord (each such transaction being hereinafter referred to as a “Disposition”), it is agreed that Landlord has and shall have a right of first refusal to purchase, take, or otherwise acquire, the same upon the same terms and conditions as the Grantor thereof shall accept upon such Disposition to such other person, firm, or entity; and as to each such Disposition the Grantor shall give written notice to Landlord in reasonable detail of all of the terms and conditions of such Disposition within twenty (20) days next following its determination to accept the same but prior to accepting the same, and Grantor shall not make the Disposition until and unless Landlord has failed or refused to accept such right of first refusal as to the Disposition, as set forth herein.

(b) Landlord shall have thirty (30) days next following its receipt of the written notice as to such Disposition in which to exercise the option to acquire Tenant’s interest by such Disposition, and the exercise of the option by Landlord shall be effected by notice to that effect sent to the Grantor; but nothing herein shall require Landlord to accept a particular Disposition or any Disposition, nor does the rejection of any one such offer of first refusal constitute a waiver or release of the obligation of the Grantor to submit other offers hereunder to Landlord. In the event Landlord accepts such offer of first refusal, the transaction shall be consummated pursuant to the terms and conditions of the Disposition described in the notice to Landlord. In the event Landlord rejects such offer of first refusal, Grantor may consummate the Disposition with such other person, firm, or entity; but any decrease in price of more than two (2%) percent of the price sought from Landlord or any change in the terms of payment for such Disposition shall constitute a new transaction requiring a further option of first refusal to be given to Landlord hereunder.

Section 16.06. Without limiting any of the provisions of Article XV, if pursuant to the Federal Bankruptcy Code (herein the “Code”), or any similar law hereafter enacted having the same general purpose, Landlord declines the right provided it in the preceding paragraph and Tenant is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of cash security in an amount equal to three (3) month’s Annual Basic Rent and three (3) month’s Additional Rent (which Additional Rent shall be reasonably estimated by Landlord), which deposit shall be held by Landlord for the balance of the Lease Term, without interest, as security for the full performance of all of Tenant’s obligations under this Lease, to be held and applied in the manner specified for security in Section 23.02.

Section 16.07. Except as specifically set forth above, no portion of the Demised Building or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of Tenant, nor shall Tenant pledge its interest in this Lease or in any security deposit required hereunder.

Section 16.08. If Tenant is a corporation other than a corporation whose stock is listed and traded on a nationally recognized stock exchange, the provisions of this Article XVI shall apply to a transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of stock [or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock] which results in a change of control of Tenant as if such transfer of stock (or other mechanism) which results in a change of control of Tenant were an assignment of this Lease, and if Tenant is a partnership or joint venture, said provisions shall apply with respect to a transfer (by one or more transfers) of an interest in the distributions of profit and losses of such partnership or joint venture (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership interests) which results in a change of control of such partnership or joint venture as if such transfer of an interest in the distributions of profits and losses of such partnership or joint venture which results in a change of control of such partnership or joint venture were an assignment of this Lease. Notwithstanding anything contained herein to the contrary, the provisions of this Section 16.08 shall not apply to transactions with a corporation into or with which Tenant is merged or consolidated or to which all or substantially all of Tenant’s assets are transferred or to any corporation which controls or is controlled by Tenant or is under common control with Tenants, provided that in the event of such merger, consolidation or transfer of all or substantially all of Tenant’s assets, (i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (a) the net worth of Tenant herein named on the date of this Lease, or (b) the net worth of Tenant herein named on the date prior to such merger, consolidation or transfer of all or substantially all of Tenant’s assets and (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction.

Section 16.09. Tenant shall have no claim, and hereby waives the right to any claim, against Landlord for money damages by reason of any reasonable refusal, withholding or delaying by Landlord of any consent, and in such event, Tenant’s only remedies therefor shall be an action for specific performance, injunction or declaratory judgment to enforce any such requirement.

ARTICLE XVII

Notices

Section 17.01. All notices, demands, consents, approvals, requests and instruments or documents by this Lease required or permitted to be given to or served upon Landlord or Tenant shall be in writing. Any such notice, demand, consent, approval, request, instrument or document shall be sufficiently given or served only if delivered personally or if sent by a recognized overnight courier service for overnight delivery or if sent by certified or registered mail, postage prepaid, or by facsimile (provided a copy is delivered by overnight mail) addressed at the address set forth below, or at such other address as it shall designate by notice, as follows:

If to Landlord:	Wilmington Investors, LLC
7 Penn Plaza, Suite 512
New York, New York 10001
Phone: (212) 356-9231

and

Wilmington Investors, LLC
c/o Nobel Property Management, LLC
111 Magee Avenue
Lavallette, New Jersey 08735
Phone: (732) 854- 9080

With a copy to:	Neyer Management
Wilmington Commerce Park Partnership
3927 Brotherton Road
Cincinnati, OH 45209
Phone: (513) 618-6001

With Copy to:	MANDELBAUM SALSBURG
155 Prospect Avenue
West Orange, New Jersey 07052
Attn: Owen T. Hughes, Esq.

If to Tenant:	PC Connection, Inc.
730 Milford Road
Merrimack, NH 03035
Attn: Legal Department

If so served or sent, any such notice shall be deemed given on the date same is personally delivered, or if mailed, on the second business day after depositing same in a P.O. Box regularly maintained by the U.S. Post Office Department, or if by Federal Express or other overnight courier, on the first business day after sending or if by facsimile, on the day received.

Any notice so sent shall be deemed given or served upon receipt or rejection thereof.

ARTICLE XVIII

Holding Over

Section 18.01. If Tenant shall remain in the Demised Building after the expiration of the Term without having executed and delivered a new lease with Landlord or if Tenant shall fail to surrender the Demised Building at the expiration or sooner termination of the Term in the condition required by this Lease, such holding over shall not constitute a renewal or extension of this Lease. In either such event, Landlord may, at its option, (i) elect to treat Tenant as one who has not removed at the end of its Term, and thereupon be entitled to all the remedies against Tenant provided by law in that situation including recovery of monetary damages sustained by Landlord from any loss or liability resulting from the failure of tenant to vacate, or (ii) Landlord may elect, at its option, to construe such holding over as a tenancy from month to month, subject to all the terms and conditions of this Lease, except as to duration thereof, and in that event, Tenant shall pay the greater of (a) one hundred fifty percent (150%) and (b) the maximum permitted under applicable law, of the then current Monthly Basic Rent in advance together with Additional Rent as provided in this Lease. In the event that Landlord elects to construe such holding over as a tenancy from month to month, such tenancy shall continue until terminated by Landlord, or Tenant, notice of intent to terminate such tenancy, which termination date must be as of the end of a calendar month. The time limitations described in this Article XVIII shall not be subject to extension for Force Majeure.

ARTICLE XIX

Liens

Section 19.01. Tenant shall not do any act, or make any contract, which may create or be the foundation for any lien or other encumbrance upon any interest of Landlord or any ground or underlying lessor in any portion of the Demised Premises. If, because of any act or omission (or alleged act or omission) of Tenant, any Construction Lien Claim or other lien (collectively “Lien”), charge, or order for the payment of money or other encumbrance shall be filed against Landlord and/or any ground or underlying lessor and/or any portion of the Demised Building (whether or not such Lien, charge, order, or encumbrance is valid or enforceable as such), Tenant shall, at its own cost and expense, cause same to be discharged of record or bonded within thirty (30) days after notice of the filing thereof; and Tenant shall indemnify and save harmless Landlord and all ground and underlying lessor(s) against and from all costs, liabilities, suits, penalties, claims, and demands, including reasonable counsel fees, resulting therefrom. If Tenant fails to comply with the foregoing provisions, Landlord shall have the option of discharging or bonding any such Lien, charge, order, or encumbrance, and Tenant agrees to reimburse Landlord for all costs, expenses and other sums of money in connection therewith (as Additional Rent) with interest at a rate equal to eight percent (8%) promptly upon demand. All materialmen, contractors, artisans, mechanics, laborers, and any other persons now or hereafter contracting with Tenant or any contractor or subcontractor of Tenant for the furnishing of any labor services, materials, supplies, or equipment with respect to any portion of the Demised Premises, at any time from the date hereof until the end of the Lease Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same.

ARTICLE XX

Option to Renew

Section 20.01. Tenant is hereby granted the option to renew this Lease for two renewal periods of (5) years each upon the following terms and conditions:

(a) At the time of the exercise of the option to renew and at the time of the said renewal, the Tenant shall not be in default in accordance with the terms and provisions of this Lease, and shall be in possession of the Building pursuant to this Lease.

(b) Notice of the exercise of the option shall be sent to the Landlord in writing at least nine (9) months before the expiration of the Term of this Lease or, if applicable, the term of the first renewal period, TIME HEREBY BEING MADE OF THE ESSENCE.

(c) The first renewal term shall be for the term of five (5) years and shall commence at the expiration of the Term of this Lease, and all of the terms and conditions of this Lease, other than the Basic Rent, but including without limitation Additional Rent, shall apply during any such renewal term. The second renewal term shall be for the term of five (5) years and shall commence at the expiration of the first renewal term, and all of the terms and conditions of this Lease, other than the Basic Rent, but including without limitation Additional Rent, shall apply during any such renewal term.

(d) During the first Lease Year of the first renewal Term, Tenant shall pay Landlord Annual Basic Rent in an amount equal to the greater of (a) the amount equal to the Annual Basic Rent for the last year of the Term plus an amount equal to 3% of the Annual Basic Rent for the last year of the Term and (b) the Fair Market

Rental for comparable space in the Wilmington area. The Annual Basic Rent shall for each subsequent lease year of the renewal term shall increased by the amount equal to 3% of the Annual Basic Rent for the prior lease year.

(e) During the first Lease Year of the second renewal Term, Tenant shall pay Landlord Annual Basic Rent in an amount equal to the greater of (a) the Annual Basic Rent for the last year of the first renewal Term plus an amount equal to 3% of the Annual Basic Rent for the last year of the first renewal Term and (b) the Fair Market Rental for comparable space in the Wilmington area. The Annual Basic Rent for each lease year of the second renewal term shall be increased by the amount equal to 3% of the Annual Basic Rent for the prior lease year.

ARTICLE XXI

Inspection, For Sale and For Rent Signs

Section 21.01. Upon reasonable advance notice, which shall not be less than 48 hours, Landlord, or its agents, shall have the right to enter the Demised Building at reasonable hours to examine the same, or to exhibit the Demised Building to prospective purchasers and to place upon the Demised Building a suitable “For Sale” sign, which sign must be approved by Tenant, which approval shall not be unreasonably withheld. For six (6) months prior to the expiration of the Term, Landlord, or its agents, may exhibit the Demised Building to prospective tenants and may place the usual “To Let” Additionally, and notwithstanding anything contained herein to the contrary, if at any time prior to the last twelve (12) months of the Term Tenant shall have removed all or substantially all of Tenant’s property from the Demised Premises, Landlord, at its option, exercisable in writing to Tenant, may elect to recapture the Demised Premises, in which event Tenant shall be fully released from any and all obligations accruing hereunder from and after the effective date of such recapture.

ARTICLE XXII

Signs

Section 22.01. (a) No sign, advertisement or notice shall be affixed to or placed upon any part of the Demised Building by Tenant, except in such manner, and of such size, design and color as shall be approved in advance in writing by Landlord, which approval Landlord shall not unreasonably withhold or condition, and provided: (i) Tenant removes the existing sign at the Demised Premises; (ii) Tenant complies with all applicable governmental ordinances and regulations and receives all necessary governmental approvals required for erection and maintenance of the sign and (iii) no later than the last day of the Term, Tenant shall, at Tenant’s expense, remove the sign and repair all injury done by or in connection with the installation or removal of the sign.

(b) Landlord shall allocate space to Tenant on the monument sign, if any, for the Wilmington Commerce Park.

ARTICLE XXIII

Rent Deposit and Late Charge

Section 23.01. Simultaneously herewith, Tenant shall deposit with Landlord’s attorney the sum of $55, 833.33, to be held by attorney in escrow as Rent Deposit to be applied to the rent due on the Commencement Date.

Section 23.02. (a) Anything in this Lease to the contrary notwithstanding, at Landlord’s option, Tenant shall pay a “Late Charge” of five (5%) percent of any installment of Monthly Basic Rent or Additional Rent paid more than ten (10) days after the due date thereof, to cover the extra expense involved in handling delinquent payments. Additionally, Tenant shall pay Landlord $500.00 for each dishonored check presented to Landlord to cover Landlord’s administrative costs associated therewith.

(b) In addition to the administrative Late Charge provided for under Section 23.02(a) above, if any Basic Rent or Additional Rent due from Tenant to Landlord is not paid within ten (10) days after the same is due under this Lease, such unpaid amount shall bear interest from the date due until the date paid at an annual rate of interest equal to the lesser of (i) the Prime Rate of interest as published in the Wall Street Journal (or, if not published, as established by the then largest national banking association in the United States of America) from time to time plus two (2%) percent, or (ii) the highest annual rate of interest permitted under applicable law.

ARTICLE XXIV

Financial Statements

Section 24.01. The Tenant agrees, within ninety (90) days after the end of the Tenant’s accounting year, or any other times at the request of the Landlord, or at the request of the holder of any first mortgage upon the Demised Premises, to furnish to the Landlord or mortgagee, a certified balance sheet and profit and loss statement for the last accounting year. All such information shall be Tenant’s confidential information and Landlord shall not disclose such information to third parties without Tenant’s prior written consent. If Tenant is a publicly traded company, then Tenant’s financial reports as filed with the United States Securities & Exchange Commission shall be sufficient under this Section.

ARTICLE XXV

Broker

Section 25.01. (a) Each party represents and warrants to one another that no broker except JLL, representing the Tenant, and Colliers International, representing the Landlord, have been involved in bringing about this transaction and each party agrees to indemnify and hold one another harmless from any and all claims of any other brokers and any expenses in connection therewith arising out a breach of the foregoing representation.

(b) Landlord shall pay the commission to JLL in accordance with the written agreement between said broker and Landlord. Landlord agrees to indemnify and hold Tenant harmless in regard to claims of Jones Lang Lasalle for commission in regard to this transaction Lease.

(c) Landlord shall pay the commission to Colliers International in accordance with the written agreement between said broker and Landlord. Landlord agrees to indemnify and hold Tenant harmless in regard to claims of Colliers International for commission in regard to this transaction Lease.

ARTICLE XXVI

Memorandum of Lease

Section 26.01. Neither Landlord nor Tenant shall record this Lease. Following the Commencement Date, Tenant may file or record a Memorandum of this Lease in accordance with Ohio Statute 530.251, executed by both parties and limiting the Memorandum of Lease to the name and address of the parties, a description of the leased premises, the date of execution and the term of this Lease and rights of renewal. Prior to the Commencement Date, Tenant will promptly execute a discharge of the Memorandum of Lease and deliver same to Landlord’s attorney to be held in escrow pending expiration or early termination in accordance with the provisions of this Lease at which time same shall be released from escrow and recorded in accordance with applicable law. Nothing herein shall be deemed to prevent Tenant from filing required information and documentation regarding the Lease with the United States Securities & Exchange Commission.

ARTICLE XXVII

Waiver of Trial by Jury

Section 27.01. LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER LANDLORD OR TENANT AGAINST THE OTHER IN ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE DEMISED PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

ARTICLE XXVIII

Distraint

Section 28.01. Except for the Security Deposit and any statutory rent lien, Landlord shall not have any pre judgment lien or security interest on any personal property and equipment of Tenant.

ARTICLE XXIX

Personal Liability

Section 29.01. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Landlord, that there shall be no personal liability on the part of Landlord, its successors, assigns or any mortgagee in possession (for the purposes of this Paragraph, collectively referred to as “Landlord”), with respect to any of the terms, covenants and conditions of this Lease, and that Tenant shall look solely to the equity of Landlord in the Building, or insurance or condemnation proceeds for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, such exculpation of liability to be absolute and without any exceptions whatsoever. Notwithstanding the foregoing, in the event Landlord’s equity in the Building, or insurance or condemnation proceeds, are insufficient, then Tenant may also look to the assets of Wilmington Investors, LLC for the satisfaction of any liability to Tenant.

ARTICLE XXX

Landlord’s Retained Rights

Section 30.01. Landlord hereby reserves to itself, its successors and assigns the right to grant, construct, maintain and use ingress and egress easements, railroad easements, utility easements, drainage easements, across, through, over and under the Land or to or from other lands and other portions of real property now owned or in the future acquired by Landlord, and to construct and install pipes and other equipment necessitated thereby, provided, however, that the same be at the cost of Landlord and does not unreasonably interfere with the use of or access to the Demised Building by Tenant.

ARTICLE XXXI

Definitions

Section 31.01. Force Majeure. Force Majeure shall mean and include those situations beyond either party’s control, including by way of example and not by way of limitation, acts of God; accidents; repairs;

strikes; shortages of labor, supplies or materials; inclement weather; or, where applicable, the passage of time while waiting for an adjustment of insurance proceeds provided the same are being diligently pursued. Any time limits required to be met by either party hereunder, whether specifically made subject to Force Majeure or not, except those related to the payment of Basic Rent or Additional Rent (except to the extent the Force Majeure prevents such payment) and except as to the time periods set forth in Article XVIII, shall, unless specifically stated to the contrary elsewhere in this Lease, be automatically extended by the number of days by which any performance called for is delayed due to Force Majeure.

Section 31.02. Additional Rent. Additional Rent shall mean all sums in addition to Basic Rent payable by Tenant to Landlord pursuant to the provisions of this Lease.

ARTICLE XXXII

Miscellaneous

Section 32.01. Partial Invalidity. If any term or provision of this Lease or the application thereof to any party or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to parties or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

Section 32.02. Waivers. One or more waivers by either party of the obligation of the other to perform any covenant or condition shall not be construed as a waiver of a subsequent breach of the same or any other covenant or condition. The receipt of Basic Rent or Additional Rent by Landlord, with knowledge of any breach of this Lease by Tenant or of any default on the part of Tenant in the observance or performance of any of the conditions or covenants of this Lease, shall not be deemed to be a waiver of any provision of this Lease. Neither acceptance of the keys nor any other act or thing done by Landlord or any agent or employee during the Term herein demised shall be deemed to be an acceptance of a surrender of said Demised Premises, excepting only an agreement in writing signed by Landlord accepting or agreeing to accept such a surrender.

Section 32.03. Number, Gender. Wherever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

Section 32.04. Successors, Assigns. The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the respective parties and their successors and assigns.

Section 32.05. Headings. The Article and marginal headings herein are intended for convenience in finding the subject matters, are not to be taken as part of this Lease and are not to be used in determining the intent of the parties to this Lease.

Section 32.06. Entire Agreement. This instrument contains the entire and only agreement between the parties and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect. This Lease shall not be modified in any way or terminated except by a writing executed by both parties.

Section 32.07. Landlord. The term “Landlord” as used in this Lease means only the holder, for the time being, of Landlord’s interest under this Lease so that in the event of any transfer of title to the Demised Building Landlord shall be and hereby is entirely freed and relieved of all obligations of Landlord hereunder accruing after such transfer, except to the extent of liability of Landlord to Tenant is the subject of a written demand or proceedings commenced before such transfer, and it shall be deemed without further agreement between the parties that such grantee, transferee or assignee has assumed and agreed to observe and perform all obligations of Landlord hereunder arising during the period it is the holder of Landlord’s interest hereunder.

Section 32.08. Words of Duty. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of covenants.

Section 32.09. Cumulative Remedies. The specified remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord or Tenant may be entitled at law, in equity or pursuant to statute, in case of any breach or threatened breach of any provision of this Lease.

Section 32.10. No Option. The submission of this Lease Agreement for examination does not constitute a reservation of, or option for, the Demised Premises, and this Lease Agreement becomes effective as a Lease Agreement only upon execution and delivery thereof by Landlord and Tenant.

Section 32.11. Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Basic Rent and additional charges payable hereunder shall be deemed to be other than a payment on account of the earliest stipulated Monthly Basic Rent and Additional Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment for Basic Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Basic Rent and Additional Rent or pursue any other remedy provided herein or by law.

Section 32.12. Authority. Tenant and Landlord each represents and warrants that this Lease and the undersigned’s execution of this Lease has been duly authorized and approved by the appropriate authority.

Section 32.13. Applicable Law. This Lease shall be interpreted and construed in accordance with the laws of the State of Ohio.

Section 32.14. Attorneys’ Fees and Costs. The prevailing party in any legal claim arising hereunder shall be entitled to its reasonable attorneys’ fees and court costs.

Section 32.15. Dispute Resolution. Before commencing legal action under this Lease, other than for the commencement of an action for possession for non-payment of rent as set forth in Section 15.01(a) or under Sections 15.01(c) and (d), or any injunctive relief, Landlord and Tenant agree to submit to non-binding mediation before a single neutral mediator mutually agreeable to the parties. Mediation shall take place in a neutral location mutually agreeable to the parties. Either party may provide written notice to the other party for the commencement of the mediation. If, despite the good faith efforts of the parties to resolve the matter within thirty (30) days from the commencement of the mediation, the parties fail to resolve the matter, either party may commence legal action.

Signatures follow on the next page.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

LANDLORD

WILMINGTON INVESTORS, LLC, a Delaware limited liability company

By:	Wilmington Partners of NJ, LLC,
a New Jersey Limited Liability Company, Managing Member

By:	/S/ SAM KIRSCHENBAUM
Name:	Sam Kirschenbaum
Its:	Manager

STATE OF NEW YORK

COUNTY OF NEW YORK, ss.

The foregoing instrument was acknowledged before me this 28th day of August 2014 by Sam Kirschenbaum the manager of Wilmington Partners of NJ, LLC, a New Jersey limited liability company, the managing member of Wilmington Investors, LLC, a New Jersey limited liability company, on behalf of the companies.

/S/ AVI COHEN
Notary Public
My commission expires: July 26, 2018

TENANT

PC CONNECTION, INC.,
a Delaware corporation

BY:	/S/ TIMOTHY MCGRATH
Name:	Timothy McGrath
Title:	President & CEO

STATE OF NEW HAMPSHIRE

COUNTY OF HILLSBOROUGH, ss.

The foregoing instrument was acknowledged before me this 27th day of August 2014 by Timothy McGrath the President & CEO of PC Connection, Inc., a Delaware corporation, on behalf of the corporation.

Dolores R. Collins
Notary Public
My commission expires: 09/18/2018

Exhibit A

Legal Description of the Land

Exhibit B

Building and Parking and Storage Area Drawing

Exhibit C

Declaration of Commencement Date

This Declaration of Commencement Date is made as of                     , 2015, by WILMINGTON INVESTORS, LLC (“Landlord”), and PC CONNECTION, INC. a                                          (“Tenant”), who agree as follows:

1. Landlord and Tenant entered into a Lease Agreement dated                     , 2014, in which Landlord leased to Tenant and Tenant leased from Landlord certain Building described as Building 11 (including the parking and storage areas related thereto) located at 3188 Progress Way, Wilmington, Ohio. All capitalized terms herein are as defined in the Lease.

2. Pursuant to the Lease, Landlord and Tenant agreed to and do hereby confirm the following matters as of the Commencement of the Term:

a.	the Commencement Date of the Lease is , 2015;

b.	the Expiration Date of the Lease is ;

c.	the number of rentable square feet of the Building is ;

3. Tenant confirms that:

a. It has accepted possession of the Building as provided in the Lease and is in actual occupancy of the Premises;

b. Landlord has fulfilled all its obligations to be provided to Tenant as of the date hereof and all work in and to the Building to be performed or paid for by Landlord has been compared;

c. The Lease is in full force and effect and has not been modified, altered, or amended, except as follows:             ; and

d. the obligation of Tenant to pay Rent under the Lease has commenced and except as expressly provided in the Lease there are no set-offs or credits against Rent, and no Security Deposit or prepaid rent has been paid except as provided by the Lease.

Signatures follow on the next page.

WITNESS:	LANDLORD:

WILMINGTON INVESTORS, LLC

By:
Name:
Title :

TENANT:

WITNESS:	PC CONNECTION, INC.

By:
Name:
Title:

Exhibit D

Landlord’s Improvements

I.	Design:

a.	Architectural Permit Drawings, Structural Permit Drawings as needed

b.	Interior Design Services, if needed, by Others

c.	MEP Design and Permit Drawings by Design-Build Subcontractors

II.	General Conditions:

a.	Project Management and on-site Project Supervision

b.	Construction dumpsters, construction cleaning, and a final cleaning (includes waxing of VCT)

c.	Temporary protection

d.	Permit Fees

III.	Existing Conditions:

a.	Remove Fencing/Gates from Loading Dock area adjacent to Generator Area.

b.	Remove Rolling Dock Equipment

c.	Remove Exterior Concrete Drive-In Ramps—Quantity (2)

d.	Cut in Additional Overhead Dock Doors/Levelers

e.	Demo Interior Office Areas as depicted on conceptual drawings

f.	Demo warehouse demising walls

g.	Demo warehouse Rm. 148—Walls and Steel Structure

h.	Demo portion of warehouse office and Tornado shelter

i.	Remove all existing racking/shelving in existing warehouse

IV.	Concrete:

a.	Install dock leveler pits at new locations

b.	Modify existing roller pits to standard dock leveler pits

c.	Pour new mezzanine slab at infill area

d.	Grind smooth drive lanes in warehouse area

V.	Masonry:

a.	Infill (1) Overhead door

b.	Infill (2) Fabric Speed doors

c.	Lower Header heights at roller door dock locations

VI.	Metals:

a.	Install Structural Steel and Metal Decking for mezzanine infill areas

b.	Install Handrail around perimeter of mezzanine level

c.	Rework or Install new stairs at modified warehouse office

VII.	Casework:

a.	Install new plastic laminate countertops in cafeteria serving area

b.	Install food prep area in 2nd Floor Office area

VIII.	Thermal and Moisture Protection:

a.	Flash and patch miscellaneous demoed items and any new penetrations

IX.	Openings:

a.	Relocate existing doors as needed in office areas

b.	Install (4) double acting doors in lab

c.	Install Overhead doors at new dock locations and modified roller dock locations

d.	Install Vestibule framing at Main Entry and Employee Entry

X.	Finishes:

a.	Walls:

i.	Patch existing walls ready for paint including areas affected by demolition

ii.	Install new partitions in Lab area and resize locker room

iii.	Install new full-height and partition walls at modified warehouse office area

iv.	Install new partitions to create security office, vestibules and security check

v.	Install new demising wall at mezzanine

vi.	Frame new partitions outside of 2nd Floor office restrooms and at Guest reception area

vii.	Install FRP on perimeter lab walls

b.	Ceilings:

i.	Install new ceilings in 1st Floor lab and 2nd Floor open office areas

ii.	Repair and replace pads as needed throughout existing office areas

c.	Flooring:

i.	Replace all existing carpet - $25/sq. yd. Allowance included

ii.	New VCT in break rooms, storage closets, cafeteria, computer room and locker room

iii.	Install rubber flooring in lab area

d.	Install new rubber cove base throughout

e.	Painting:

i.	Paint all new and existing drywall partitions

ii.	Paint existing hollow metal frames and hollow metal doors

iii.	Existing prefinished wood doors to remain as is

iv.	Paint exterior of building—Excluding Overhead doors, dock levelers, awnings, aluminum storefront, pipe bollards and dock stairs and landings

XI.	Equipment:

a.	Install levelers, locks and shelters at new dock locations

b.	Perform preventative maintenance on existing dock equipment

c.	Major repair/replacement to be performed on a T&M basis

XII.	Furnishings:

a.	Install new 1” mini-blinds in office areas

XIII.	Conveying Equipment:

a.	Perform Elevator maintenance and startup

XIV.	Fire Protection:

a.	Rework existing sprinkler heads and add sprinkler heads as needed to provide coverage for the new floor plan.

b.	Service and tag existing FM200 system to ensure proper performance

c.	Supply engineered permit drawings and permit fees.

XV.	Plumbing:

a.	Demo miscellaneous fixtures as needed

XVI.	HVAC:

a.	-Rework existing HVAC to accommodate reworked office areas and lab

b.	-Service existing Server Room equipment

c.	-If possible remove unit serving a portion of the mezzanine and install Unit Heaters to supplement

d.	-Install low ambient controls on units serving lab

e.	-Install exhaust for Burn-In room

XVII.	Electrical:

a.	Demo and rework existing electric to accommodate new floor plan

b.	Service existing UPS and Generator. Includes replacement of UPS Batteries

c.	Replace existing Hi Bay lighting with T5 F Bay fixtures. Includes 1 for 1 replacement

d.	Supply power requirements as outlined on PC Connections spreadsheet dated 4/14/14

e.	Modify existing Fire Alarm

XVIII.	Exterior Improvements:

a.	Restripe parking areas

b.	Install new concrete paving where drive and ramps were removed

c.	Clean up existing landscaping

XIX.	Clarifications/Assumptions:

a.	Includes sales tax

b.	Furniture/Cubicles by Tenant

c.	Appliances by Tenant

d.	Phone/Data Wiring or AV wiring by Tenant

e.	Security wiring or system by Tenant

f.	Access controls by Tenant

g.	No replacement or service to existing equipment has been included

h.	Work on the exterior of the building except what is specifically mentioned in the scope above.

i.	Mold, mildew, or moisture remediation.

THE LANDLORD’S IMPROVEMENTS INCLUDE IN ADDITION TO GENERAL IMPROVEMENTS TO THE BUILDING, SPECIFIC FIT UP WORK EXPRESSLY INSTALLED FOR THE BENEFIT OF THE TENANT (THE “FIT UP WORK”). THE FIT UP WORK SHALL BE SPECIFICALLY IDENTIFIED AND DESIGNATED BY THE ARCHITECT ((INCLUDING THE COST THEREOF). DETAILED PLANS AND SPECIFICATIONS FOR THE LANDLORD IMPROVEMENTS SHALL BE PREPARED BY THE LANDLORD’S ARCHITECT AS SOON AS PRACTICABLE FOLLOWING THE FULL EXECUTION OF THE LEASE, AND SUCH DETAILED PLANS AND SPECIFICATION SHALL BE DELIVERED TO THE TENANT FOR TENANT’S SIGNATURE INDICATING APPROVAL, WHICH THEREUPON SHALL BE DEEMED INCORPORATED IN AND MADE PART OF THE LEASE AND SHALL REPLACE THIS EXHIBIT D ANNEXED TO THE LEASE; ANY AND ALL REFERENCES THEREAFTER TO EXHIBIT D OR THE LANDLORD’S IMPROVEMENTS SHALL MEAN THE DETAILED PLANS AND SPECIFICATION PREPARED BY THE LANDLORD’S ARCHITECT.

Exhibit E

Limited Access

License Agreement

THIS LIMITED ACCESS LICENSE AGREEMENT (the “Agreement”) made this      day of         , 2015, by and between WILMINGTON INVESTORS, LLC (“Licensor”) and PC CONNECTION, INC. a Delaware corporation (“Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor is the owner of a certain building known as Building 11 (together with the parking and storage area related to Building 11, the “Building”) located at 3188 Progress Way, Wilmington, Ohio (the “Property”); and

WHEREAS, Licensor, as landlord and Licensee, as prospective tenant, have entered into that certain Agreement of Lease (“Lease”), dated                      whereby Licensor will lease to Licensee the Building as of the Commencement Date as that date is defined in the Lease; and

WHEREAS, Licensee desires to enter into the Building prior to the Commencement Date (as such term is defined in the Lease) for the purposes of undertaking certain work in connection with Tenant’s preparation of the Building for Tenant’s initial occupancy (“Tenant’s Work”); and

WHEREAS, the Licensor is willing to grant Licensee such right subject to, and conditioned upon the terms and conditions expressly set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Incorporation of Recitals and Definitions. The recitals set forth above are hereby incorporated into this Agreement as if set forth herein at length. All capitalized words and phrases not defined in this Agreement shall have the same meanings ascribed to them in the Lease.

2.	Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee a non-exclusive license for the term of this Agreement to enter the Building from time to time for the limited purposes set forth in this Agreement.

3.	Term. The term of this Agreement shall commence (the “License Commencement Date”) upon the execution and delivery of this Agreement by both Licensor and Licensee and shall end on the Commencement Date.

4.	Use; Compliance with Law; Compliance with Lease.

(a) Licensee may enter the Building during Normal Business Hours from time to time during the Limited Access Period solely for purposes of undertaking, at its sole cost and expense, the Tenant’s Work. Tenant’s Work shall not include any structural modifications to the Demised Building and shall not interfere with Landlord’s installation of the “Landlord’s Improvements.”

(b) Licensee shall not place in the Building (i) anything which is hazardous, toxic, odorous, inflammable, explosive or dangerous, or (ii) anything not within the control of Licensee.

(c) Licensee shall obtain all permits necessary for and comply with all applicable laws in connection with the access to and use and occupancy of the Building during the term of this Agreement.

(d) All of the terms of the Lease, with the exception of the payment of Base Rent and Additional Rent, shall apply to the Limited Access Period and Licensee shall comply with all such provisions.

(e) Landlord and Licensee shall coordinate the performance of their work in accordance with good construction practices and each shall use reasonable efforts to avoid interference with the conduct of any work being performed by the other in the Demised Premises.

(f) Licensee shall be responsible to repair any damage to the Demised Building caused by the acts or omissions of the Licensee, or its contractors, agents or vendors.

(g) Licensee will abide by all safety, environmental, and other rules established by Landlord. Licensee will hold Landlord harmless from any acts or omissions while undertaking the tasks contemplated by this section.

(h) At all times until the actual Commencement Date, Landlord will have the exclusive right to control and occupy the premises and Licensee’s access is strictly a limited right to enter the Premises as an licensee to undertake the installations mentioned above.

(i) Licensee will hold Landlord harmless from any acts or omissions while undertaking the tasks contemplated by this section. Landlord will hold Tenant harmless from any acts or omissions on its part.

5.	Alterations. Except for undertaking Tenant’s Work (all of which shall be done in accordance with the terms and conditions of the Lease, Licensee shall not make any other alterations or improvements to Building prior to the Commencement Date without the prior written consent of Licensor, and then only in accordance with plans and specifications previously approved by Licensor and subject to such conditions as Licensor may reasonably require.

6.	Insurance; Release.

Licensee (and any of its contractors performing Tenant’s Work) shall maintain all of the insurance required under the Lease and deliver evidence of such insurance as required under the Lease prior to and as a condition of Tenant’s Entry to the Building.

7.	Licensor’s Right of Access. Licensor shall have access to the Building at all times during the term of this Agreement for such purposes as Licensor may deem necessary, in Licensor’s sole discretion.

8.	Default and Licensor’s Remedies. The failure of Licensee to perform any of the covenants contained in this Agreement, within ten (10) days following Licensor’s notice of such failure, shall constitute an event of default (“Event of Default”) hereunder, upon the occurrence of which, Licensor shall have, in addition to all remedies available at law or equity, the right to terminate this Agreement and to remove Licensee’s property from the Building. The notice provided for herein is in lieu of any other notices required pursuant to the terms of any statute or ordinance, and Licensee waives all notices except those specifically required herein.

9.	Surrender. Upon notice from Licensor of the occurrence of an Event of Default hereunder, Licensee agrees to immediately surrender the Building to Licensor in the same condition as existing on the License Commencement Date, subject to any Tenant’s Work then under construction.

10.	Severability. If any part of this Agreement is declared invalid for any reason, the validity of the remaining portions of this Agreement shall not be affected, and such remaining portion shall continue in full force and effect as if this Agreement had been executed with the invalid portion deleted.

11.	Waiver. No waiver by Licensor of any breach or default in the performance of any covenant, condition or term contained herein shall constitute a waiver of any subsequent breach or default in the performance of the same or any other covenant or term hereof.

12.	Recovery of Attorneys’ Fees and Costs. If any action is instituted or other proceeding is taken to enforce any term, covenant or condition contained in this Agreement or to recover possession of the Building by reason of the occurrence of an Event of Default, Licensee agrees to pay to Licensor its reasonable attorneys’ fees, costs and expenses in connection therewith, provided that Licensor is the prevailing party in such dispute.

13.	No Assignment. Licensee shall not have the right to assign this Agreement or to give any other person or entity any right to use the Building, unless such assignment is together with an assignment of the Lease consented to by Landlord to the extent required under the Lease.

14.	Ohio Law to Apply. This Agreement shall be construed in accordance with the laws of the State of Ohio.

15.	Limitation of Liability. The liability of Licensor under this License and any successive owner of the Property, and all of its officers, employees, shareholders and joint ventures and partners, if any, whether general or limited, shall be limited to Licensor’s interest in the Property.

16.	Exclusion of all Warranties. LICENSOR DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES REGARDING THE CONDITION OF THE PREMISES.

17.	Indemnification of Licensor. Licensee hereby agrees to indemnify, defend and hold Licensor, its partners, agents and employees, harmless from and against any and all claims, suits, actions, liabilities, losses, damages and expenses (including without limitation, attorneys’ fees and court costs) arising from or in connection with (a) the gross negligence or willful misconduct of Licensee, (b) the presence in the Building by Licensee, its agents, employees, contractors, invitees and licensees, or the exercise by Licensee of any of its rights under this Agreement, or (c) the failure by Licensee to perform any of its obligations under this Agreement.

18.	Indemnification of Licensee. Licensor hereby agrees to indemnify, defend and hold Licensee, its partners, agents and employees, harmless from and against any and all claims, suits, actions, liabilities, losses, damages and expenses (including without limitation, attorneys’ fees and court costs) arising from or in connection with (a) the gross negligence or willful misconduct of Licensor, (b) the presence in the common areas of the Building or the Building by Licensor, its agents, employees, contractors, invitees and licensees, or the exercise by Licensor of any of its rights under this Agreement, or (c) the failure by Licensor to perform any of its obligations under this Agreement.

19.	Notices. All notices given in connection with this Agreement shall be in writing and shall be addressed as set forth in the Lease as amended.

IN WITNESS WHEREOF, duly authorized representatives of Landlord and Tenant have executed this Lease Agreement under seal on the day and year first above written.

WITNESS:	LANDLORD:

WILMINGTON INVESTORS, LLC

By:
Name:
Title :

TENANT:

WITNESS:	PC CONNECTION, INC.

By:
Name:
Title:

Exhibit F

Common Park Area